                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            LOUISVILLE GAS AND ELECTRIC COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
   [LOGO]

                                                                  March 26, 1999

Dear Louisville Gas and Electric Company shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held Wednesday, April 21, 1999, at 10:00 a.m., E.D.T. at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky.

    Business items to be acted upon at the Annual Meeting are the election of nine directors, the approval of Arthur Andersen LLP as independent auditors of the Company for 1999 and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E and shareholders will have the opportunity to present questions of general interest.

    We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

    If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting, but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                                          Sincerely,

                                                   [SIGNATURE]

                                          Roger W. Hale

                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

   [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky, on Wednesday April 21, 1999, at 10:00 a.m., E.D.T. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

    1. A proposal to elect nine directors, five for three-year terms expiring in 2002, two for two-year terms expiring in 2001 and two for one-year terms expiring in 2000;

    2. A proposal to approve and ratify the appointment of Arthur Andersen LLP as independent auditors of LG&E for 1999;

    3.  Such other business as may properly come before the meeting.

    The close of business on February 16, 1999 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                                          By Order of the Board of Directors,
                                          John R. McCall, Secretary
                                          Louisville Gas and Electric Company
                                          220 West Main Street
                                          Louisville, Kentucky 40202

March 26, 1999

                                PROXY STATEMENT
                              --------------------

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 1999

                             ----------------------

    The Board of Directors of Louisville Gas and Electric Company ("LG&E" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held April 21, 1999, and at any adjournment of such meeting. The meeting will be held at the Kentucky Center for the Arts, 501 West Main Street, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about March 26, 1999.

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on February 16, 1999, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value............................   21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series........      860,287 shares
Preferred Stock, without par value, $5.875 Series..........      250,000 shares
Auction Series A (stated value $100 per share).............      500,000 shares

    All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission in October 1998, AMVESCAP PLC, a parent holding company, reported certain holdings in excess of five percent of LG&E's Preferred Stock. AMVESCAP PLC, with offices at 1315 Peachtree Street, N.W., Atlanta, Georgia 30309, and certain of its subsidiaries reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 43,000 shares of LG&E Preferred Stock, without par value, $5.875 Series, representing 17.2% of that class of Preferred Stock. The reporting companies indicated that they hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends or the proceeds of sales of the shares. No other persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of February 16, 1999, all directors, nominees for director and executive officers of LG&E as a group beneficially owned no shares of LG&E Preferred Stock.

    Owners of record of LG&E Energy Common Stock at the close of business on February 16, 1999, of the Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies that they receive and to distribute such votes among one or more of the nominees at their discretion.

    You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

    Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

    The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker non-votes are treated as shares not voted.

    LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of Arthur Andersen LLP as the independent auditors for LG&E as set forth in Proposal No.
2. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

    The Annual Report to Shareholders of LG&E Energy (the "Annual Report"), including its consolidated financial statements and information regarding LG&E, is enclosed with this proxy statement. The Annual Report is supplemented by audited financial statements of LG&E and management's discussion of such financial statements, which are included as an appendix to this proxy statement (the "Appendix"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Annual Report and Appendix.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the Board of Directors of LG&E is currently fixed at eighteen pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified. However, under Kentucky law, directors appointed to fill vacancies serve terms which expire at the next meeting of shareholders at which directors are elected. These additional required elections are also discussed below.

    In May 1998, upon the closing of the merger (the "Merger") of KU Energy Corporation ("KU Energy") into LG&E Energy, the size of the Board of Directors was established at eighteen. Seven former KU Energy directors, Mira S. Ball, Carol M. Gatton, Frank V. Ramsey, Jr., William L. Rouse, Jr., Charles L. Shearer, Ph.D., Lee T. Todd, Jr., Ph.D. and Michael R. Whitley were appointed to fill the vacancies created by the increase in size of the Board. In December 1998, Mr. Whitley and S. Gordon Dabney retired as directors. Donald C. Swain, Ph.D., who currently serves with the class of directors whose terms expire at this Annual Meeting, has indicated his present intention to retire concurrent with the Annual Meeting and is not standing for re-election as a director. Dr. Swain has served as a director of LG&E since 1985 and of LG&E Energy since 1990.

    Despite the remaining vacancies on the Board of Directors, shareholders may not vote for a number of directors greater than the number of nominees named in this proxy statement. Procedures for reviewing and nominating candidates to the LG&E Board of Directors are discussed in more detail in "Information Concerning the Board of Directors--Nominating and Governance Committee."

    At this Annual Meeting, the following nine persons are proposed for election to the Board of Directors:

       For three-year terms expiring at the 2002 Annual Meeting: Mira S. Ball, Roger W. Hale, David B. Lewis, Anne H. McNamara and Frank V. Ramsey, Jr.

       For two-year terms expiring at the 2001 Annual Meeting: Carol M. Gatton and Lee T. Todd, Jr.

       For one-year terms expiring at the 2000 Annual Meeting: William L. Rouse, Jr. and Charles L. Shearer.

    All of the nominees are presently directors of LG&E Energy, LG&E and Kentucky Utilities Company ("KU").

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE NINE NOMINEES FOR DIRECTOR.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 16, 1999, concerning the nominees for director, as well as the directors whose terms of office continue after the 1999 Annual Meeting.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2002 ANNUAL MEETING OF
  SHAREHOLDERS

                       MIRA S. BALL (AGE 64)

                       Mrs. Ball has been Secretary-Treasurer and Chief Financial Officer of
    [PHOTO]            Ball Homes, Inc., a residential developer and property management company in Lexington, Kentucky, since August 1959. Mrs. Ball is a graduate of the University of Kentucky. Mrs. Ball has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1992.

                       ROGER W. HALE (AGE 55)
                       Mr. Hale has been a Director and Chairman of the Board and Chief
                       Executive Officer of LG&E Energy since August 1990. Mr. Hale served as
   [PHOTO1]            President of LG&E Energy from August 1990 to May 1998. Mr. Hale has also been Chief Executive Officer and a Director of LG&E since June
                       1989, Chairman of the Board of LG&E since February 1, 1990, and served as President of LG&E from June 1989 until January 1, 1992. Mr. Hale has been a Director and Chairman of the Board and Chief Executive Officer
                       of KU since May 1998. Prior to his coming to LG&E, Mr. Hale served as
                       Executive Vice President of Bell South Enterprises, Inc. Mr. Hale is a
                       graduate of the University of Maryland, and received a master's degree in management from the Massachusetts Institute of Technology, Sloan
                       School of Management. Mr. Hale is also a member of the Board of
                       Directors of Global TeleSystems Group, Inc. and H&R Block, Inc.

                       DAVID B. LEWIS (AGE 54)

                       Mr. Lewis is a founding partner of the law firm of Lewis & Munday, a
    [PHOTO]            Professional Corporation, in Detroit, Michigan. Since 1972, Mr. Lewis
                       has served as Chairman of the Board and a Director of the firm. Mr.
                       Lewis is a graduate of Oakland University and received his law degree from the University of Michigan Law School. He also received a master's degree in business administration from the University of Chicago
                       Graduate School of Business. Mr. Lewis has been a director of LG&E
                       Energy and LG&E since November 1992 and of KU since May 1998. Mr. Lewis is also a member of the Board of Directors of TRW, Inc., M.A. Hanna
                       Company and Comerica Bank, a subsidiary of Comerica Incorporated.

                       ANNE H. MCNAMARA (AGE 51)

                       Mrs. McNamara has been Senior Vice President and General Counsel of AMR
    [PHOTO]            Corporation and its subsidiary, American Airlines, Inc., since June
                       1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell University. She has been a director of LG&E
                       Energy and LG&E since November 1991 and of KU since May 1998. Mrs.
                       McNamara is also a member of the Board of Directors of The SABRE Group
                       Holdings, Inc.

                       FRANK V. RAMSEY, JR. (AGE 67)

                       Mr. Ramsey has been President and a Director of Dixon Bank, Dixon,
    [PHOTO]            Kentucky, since October 1972. Mr. Ramsey is a graduate of the
                       University of Kentucky. Mr. Ramsey has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1986.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2001 ANNUAL MEETING OF
  SHAREHOLDERS

                       CAROL M. GATTON (AGE 66)

                       Mr. Gatton has been Chairman and Director of Area Bancshares Corpora-
    [PHOTO]            tion, an Owensboro, Kentucky bank holding company, since April 1976.
                       Mr. Gatton is also owner of Bill Gatton Chevrolet-Cadillac-Isuzu in
                       Bristol, Tennessee. Mr. Gatton is a graduate of the University of
                       Kentucky, and received a master's degree in business administration from the University of Pennsylvania, Wharton School of Business. Mr.
                       Gatton has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1996.

                       LEE T. TODD, JR., PH.D. (AGE 52)

                       Dr. Todd has been President and Chief Executive Officer and Director of
    [PHOTO]            DataBeam Corporation, a Lexington, Kentucky high-technology firm, since
                       April 1976. Dr. Todd is a graduate of the University of Kentucky. He also received a master's degree and doctorate in electrical engineering from the Massachusetts Institute of Technology. Dr. Todd has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1995.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2000 ANNUAL MEETING OF
  SHAREHOLDERS

                       WILLIAM L. ROUSE, JR. (AGE 66)

                       Mr. Rouse was Chairman of the Board and Chief Executive Officer and
    [PHOTO]            director of First Security Corporation of Kentucky, an Owensboro,
                       Kentucky multi-bank holding company, prior to his retirement in 1992.
                       Mr. Rouse is a graduate of the University of Kentucky. Mr. Rouse has been a director of LG&E Energy and LG&E since May 1998 and of KU since
                       1989. Mr. Rouse is also a member of the Board of Directors of Ashland,
                       Incorporated and Kentucky-American Water Company, a subsidiary of
                       American Water Works Company, Inc.

                       CHARLES L. SHEARER, PH.D. (AGE 56)

                       Dr. Shearer has been President of Transylvania University since July
    [PHOTO]            1983. Dr. Shearer is a graduate of the University of Kentucky and received a master's degree in diplomacy and international commerce from that institution. He also received a master's degree and a doctorate in economics from Michigan State University. Dr. Shearer has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1987.

DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING OF SHAREHOLDERS

                       OWSLEY BROWN II (AGE 56)

                       Mr. Brown has been the Chairman and Chief Executive Officer of Brown-
    [PHOTO]            Forman Corporation, a consumer products company, since July 1995, and was President of Brown-Forman Corporation from 1987 to 1995. Mr. Brown was first named Chief Executive Officer of Brown-Forman Corporation in
                       July 1994. Mr. Brown is a graduate of Yale University, and received his master's degree in business administration from Stanford University. He has been a director of LG&E Energy since August 1990, of LG&E since May
                       1989 and KU since May 1998. Mr. Brown is also a member of the Board of
                       Directors of Brown-Forman Corporation and North American Coal
                       Corporation, a subsidiary of NACCO Industries, Inc.

                       GENE P. GARDNER (AGE 69)

                       Mr. Gardner has been Chairman of Beaver Dam Coal Company, which is
    [PHOTO]            engaged in the ownership and development of coal properties, since
                       April 1983. Mr. Gardner is a graduate of the University of Louisville and of the Advanced Management Program of the University of Virginia,
                       Colgate-Darden Graduate School of Business. Mr. Gardner has been a director of LG&E since July 1979 and served as a director of LG&E
                       Energy from August 1990 until May 1998. He is also a member of the
                       Board of Directors of Commonwealth Bank and Trust Company, Commonwealth
                       Financial Corporation and Thomas Industries, Inc.

                       J. DAVID GRISSOM (AGE 60)

                       Mr. Grissom has been Chairman of Mayfair Capital, Inc., a private
    [PHOTO]            investment firm, since April 1989. He served as Chairman and Chief
                       Executive Officer of Citizens Fidelity Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity
                       Corporation by PNC Financial Corp. in February 1987, Mr. Grissom served as Vice Chairman and as a Director of PNC Financial Corp. until March
                       1989. Mr. Grissom is a graduate of Centre College and the University of
                       Louisville School of Law. Mr. Grissom has been a director of LG&E
                       Energy since August 1990, of LG&E since January 1982 and of KU since
                       May 1998. He is also a member of the Board of Directors of Providian
                       Financial Corporation and Churchill Downs, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT 2000 ANNUAL MEETING OF SHAREHOLDERS

                       WILLIAM C. BALLARD, JR. (AGE 58)

                       Mr. Ballard has been of counsel to the law firm of Greenebaum Doll &
    [PHOTO]            McDonald PLLC since May 1992. He served as Executive Vice President and
                       Chief Financial Officer from 1978 until May 1992, of Humana, Inc., a healthcare services company. Mr. Ballard is a graduate of the
                       University of Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a
                       Master of Law degree in taxation from Georgetown University. Mr.
                       Ballard has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since May 1998. Mr. Ballard is also a member of the Board of Directors of United Healthcare Corp., Health Care REIT,
                       Inc., Healthcare Recoveries, Inc., MidAmerica Bancorp, American Safety
                       Razor, Inc. and Jordan Telecommunications Products, Inc.

                       JEFFERY T. GRADE (AGE 55)

                       Mr. Grade has been Chairman and Chief Executive Officer and Director of
    [PHOTO]            Harnischfeger Industries, Inc., which is engaged in the manufacture and distribution of equipment for the mining and papermaking industries, since January 1993. He served as President and Chief Executive Officer from 1992 to 1993 and President and Chief Operating Officer from 1986 to 1992. Mr. Grade is a graduate of the Illinois Institute of
                       Technology and received a master's degree in business administration from DePaul University. Mr. Grade has been a director of LG&E Energy and LG&E since October 1997 and of KU since May 1998. He is also a member of the Board of Directors of Case Corporation.

                       T. BALLARD MORTON, JR. (AGE 66)

                       Mr. Morton has been Executive in Residence at the College of Business
    [PHOTO]            and Public Administration of the University of Louisville since 1983.
                       Mr. Morton is a graduate of Yale University. Mr. Morton has been a director of LG&E Energy since August 1990, of LG&E since May 1967 and of KU since May 1998. Mr. Morton is also a member of the Board of
                       Directors of the Kroger Company.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E is also a director of LG&E Energy and KU, with the exception of Mr. Gardner and Dr. Swain, who serve only on the LG&E Board. The committees of the Board of Directors of LG&E include an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Long-Range Planning Committee. The directors who are members of the various committees of LG&E serve in the same capacity for purposes of the LG&E Energy and KU Board of Directors, with the exception of Mr. Gardner and Dr. Swain, who currently serve on no committees. As discussed earlier, Dr. Swain is not standing for re-election and has indicated his present intention to retire following the Annual Meeting.

    During 1998, there were a total of seven meetings of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and Committees of the Board on which they served with the exception of Jeffery T. Grade.

COMPENSATION OF DIRECTORS

    Directors who are also officers of LG&E receive no compensation in their capacities as directors. During 1998, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,000 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting, a fee for each committee meeting of $1,000 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each Board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU, as applicable, during 1998. Upon their resignation as directors of LG&E Energy during 1998, Messrs. Dabney and Gardner and Dr. Swain each received one-time awards of $10,000 in recognition of their years of service on that Board.

    Non-employee directors of LG&E may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and special meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy Common Stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy Common Stock, in an amount equal to the amount of LG&E Energy Common Stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy Common Stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination in which all or a part of the outstanding LG&E Energy Common Stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy Common Stock received, multiplied by the number of share equivalents in the stock account.

    A director will be eligible to receive a distribution from his or her account only upon termination of service by death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy Common Stock or in cash equal to the then-market price of the LG&E Energy Common Stock allocated to the director's stock account. At February 16, 1999, eight directors of LG&E were participating in the Deferred Stock Plan.

    Non-employee directors who are also directors of LG&E Energy also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors'

Option Plan"), which was approved by LG&E Energy's shareholders at the 1994 Annual Meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the LG&E Energy Board, each new director, who has not been an employee or officer of LG&E Energy within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy Common Stock. Following the initial grant, eligible directors receive an annual option grant of 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy Common Stock is the fair market value at the time of grant. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy Common Stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy Common Stock, of which 251,000 shares are subject to existing options at a weighted average per share price of $22.83. As of February 16, 1999, each non-employee director held 20,000 exercisable options and 4,000 unexercisable options to purchase LG&E Energy Common Stock, with the exception of Dr. Swain and Mr. Grade, who held 16,000 and 8,000 exercisable options, respectively, and 4,000 unexercisable options each, and Messrs. Gatton, Ramsey and Rouse, Mrs. Ball and Drs. Shearer and Todd, who each held 4,000 exercisable and 4,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Brown, Gatton, Grade, Grissom, Lewis and Ramsey, Mrs. Ball and Drs. Shearer and Todd. During 1998, the Audit Committee maintained direct contact with the independent auditors and LG&E's Internal Auditor to review the following matters pertaining to LG&E and to LG&E Energy and its subsidiaries, including KU: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met three times during 1998.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy, LG&E and KU. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Gatton, Grade, Grissom, Morton, Ramsey and Rouse and Mrs. McNamara. The Compensation Committee met five times during 1998.

NOMINATING AND GOVERNANCE COMMITTEE

    The Nominating and Governance Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of LG&E not later than 120 days prior to the Annual Meeting. In addition, the Articles of Incorporation and bylaws of LG&E contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Governance Committee are Messrs. Ballard, Brown, Hale (ex officio), Lewis, Ramsey and Rouse, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Nominating and Governance Committee met two times during 1998.

LONG-RANGE PLANNING COMMITTEE

    The Long-Range Planning Committee is composed of Messrs. Grade, Grissom, Lewis, Morton, Rouse and Todd, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Long-Range Planning Committee considers and makes recommendations to the Board regarding LG&E's future strategy and direction, long-term goals and other matters of long-term importance. The Long-Range Planning Committee did not meet during 1998.

PROPOSAL NO. 2

                   APPROVAL OF INDEPENDENT AUDITORS FOR 1999

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected Arthur Andersen LLP as independent auditors to audit the accounts of LG&E Energy and LG&E for the fiscal year ending December 31, 1999. Arthur Andersen has audited the accounts of LG&E for many years (as well as those of KU), and of LG&E Energy since its organization in 1990. The shareholders previously approved the employment of the firm at the Annual Meeting on April 22, 1998.

    Representatives of Arthur Andersen LLP will be present at the Annual Meeting. Such representatives will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of Arthur Andersen LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is comprised wholly of non-employee directors and makes all decisions regarding the compensation of LG&E's executive officers, including the setting of base pay and the administration of LG&E Energy's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan"), each as defined herein.

    The Company's executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, nationally-recognized executive compensation consultants. The Compensation Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

    LG&E is a principal subsidiary of LG&E Energy. As noted above, the members of the Compensation Committee and Board of Directors of LG&E also serve in the same capacity for LG&E Energy. Certain executive officers of LG&E are also executive officers of LG&E Energy. For those individuals references below to the Compensation Committee and Board of Directors refer to the Compensation Committee and Board of Directors of both LG&E and LG&E Energy unless otherwise indicated, and discussions of their compensation include compensation earned for services to both LG&E and LG&E Energy. Set forth below is a report submitted by the members of the Compensation Committee addressing LG&E Energy's compensation policies during 1998 for officers of LG&E and LG&E Energy, including the executive officers named in the following tables. The executive officers of LG&E participate in the Long-Term Plan and Short-Term Plan of LG&E Energy. References to stock, shareholder performance or shareholder return relate to LG&E Energy Common Stock.

COMPENSATION PHILOSOPHY

    There are three major components of LG&E's executive compensation program:
(1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. LG&E developed its executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives are premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package are placed at risk and are linked to the accomplishment of specific results that are designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation can be earned in years of strong performance. Conversely, in years of below-average performance, compensation may decline below competitive benchmarks.

    The executive compensation program also recognizes that LG&E and LG&E Energy's compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Compensation Committee believes that the Company's most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the various compensation peer groups as established below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included on page 16 of this proxy statement.

    Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 1998, the Compensation Committee reviewed competitive compensation information for general industry companies with revenue between $2 - $3 billion (the "Survey

Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 1998 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 1998 are described below.

    The 1998 compensation information set forth in other sections of this proxy statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 1998 for all executive officers except for Mr. Roger
W. Hale. Mr. Hale's compensation is determined in accordance with the terms of his employment agreement (See "Chief Executive Officer Compensation" on page 14 of this proxy statement for a description of his 1998 compensation). Pursuant to the terms of existing employment and change in control agreements, severance amounts were paid to certain departing executives during 1998. See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 21 of this proxy statement.

BASE SALARY

    The base salaries for LG&E executive officers for 1998 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

SHORT-TERM INCENTIVES

    In the first quarter of 1998, the Committee established the performance goals for the Company Performance Awards and Individual Performance Awards. Payment of Company Performance Awards for executive officers was based 100% on Net Income Available for Common Stock ("NIAC"), while payment of Individual Performance Awards was based 100% on Management Effectiveness, which includes a customer satisfaction element for certain participants. At the beginning of the third quarter, the Compensation Committee established revised performance goals to reflect the fundamental business shifts effected by LG&E Energy during 1998, particularly the decision to discontinue merchant energy marketing and trading operations and the completion of the KU Merger and the Big Rivers leasing transactions. For participants with performance goals based upon LG&E Energy Corp. and LG&E Energy Marketing performance measures, the Compensation Committee determined that no Company Performance Awards would be payable with respect to first and second quarter operations and results. Revised Company Performance Award targets for July through December 1998 were established based upon LG&E Energy's revised plan of continuing business operations for the third and fourth quarters of the year.

    For 1998, the revised Company Performance Award targets for executive officers ranged from 21% to 30% of base salary, and the Individual Performance Award targets ranged from 14% to 20% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group.

    The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company and individual performance during 1998 as measured by NIAC with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by Management Effectiveness with regard to Individual Performance Awards. As indicated above, no Company Performance Awards were paid in respect of first and second quarter operations or results for participants with performance goals based upon LG&E Energy Corp. and LG&E Energy Marketing performance measures. Based upon performances against the revised targets for the second-half of 1998, payouts of Company Performance Awards for 1998 to the executive officers ranged from 9% to 33%, of base salary. Payouts for the Individual Performance Awards to the executive officers ranged from 20% to 35%, of base salary.

LONG-TERM INCENTIVES

    The Long-Term Plan is administered by a committee of not less than three non-employee directors of LG&E Energy who are appointed by the LG&E Energy Board of Directors. At this time, the Compensation Committee administers the Long-Term Plan. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 1998, the Compensation Committee chose to award stock options and performance units to executive officers.

    The Compensation Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered 50% in the form of performance units and 50% in the form of nonqualified stock options in 1998) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers during the first quarter of 1998 at an exercise price equal to the fair market value at the time of grant and were subject to a one-year vesting requirement. During the year, newly hired or promoted officers were also eligible to receive pro-rated stock option grants under the Long-Term Plan. Since options were granted with an exercise price equal to the market value of the Common Stock at the time of grant, they provide no value unless LG&E Energy's stock price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes Option Pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants.

    The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy Common Stock on the date of the grant. The value of the performance units is substantially dependent upon the changing value of LG&E Energy's Common Stock in the marketplace. Each executive officer is entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on LG&E Energy's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring LG&E Energy's TSR performance (the "Long-Term Plan Peer Group") consists of approximately 80 utility holding companies and gas and electric utilities.(1)

    Payouts of long-term incentive awards in February 1999 were based on LG&E Energy's performance during the 1996-1998 period. During such period, LG&E Energy's performance was at the 63rd percentile of its comparison group with respect to TSR, resulting in payouts of 125% of the contingent awards. The performance units are payable 50% in LG&E Energy Common Stock and 50% in cash.

------------------------

(1) While similar, the utilities and holding companies that are in the Long-Term Plan Peer Group are not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph on page 16 of the proxy statement or the Survey Group. Nevertheless, in the judgment of the Compensation Committee, the companies in the Long-Term Plan Peer Group continue to represent the appropriate peer group for performance unit compensation purposes.

    Long-term incentive awards were also paid to certain former KU officers in February 1999 in respect of KU's performance during the 1996-1998 period under the KU Performance Share Plan (the "KU Plan"). Payouts were made at 100% of contingent grants, based upon the Compensation Committee's assessment of KU's performance during 1998 and KU's contribution to strong LG&E Energy performance following the Merger. These payouts were made in LG&E Energy Common Stock to four executive officers of the Company who were participants in the KU Plan prior to the Merger.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Chief Executive Officer of LG&E and LG&E Energy, Mr. Roger W. Hale, is governed by the terms of an employment agreement. Following commencement of his service with LG&E in April 1989, Mr. Hale's employment agreement has been periodically updated by the Board, to recognize his fundamental role in establishing LG&E Energy as a national and international diversified energy services company. Mr. Hale's 1997 employment agreement (the "1997 Agreement") was effective during the period of 1998 prior to the May 4, 1998 closing of the Merger. A revised employment agreement (the "Revised Agreement") became effective upon such date and throughout the remainder of 1998. (See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions" on page 21 of this proxy statement.)

    The 1997 Agreement and the Revised Agreement established the minimum levels of Mr. Hale's 1998 and post-merger compensation, although the Compensation Committee retained discretion to increase such compensation. For 1998, the Compensation Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group as well as electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, the Company also considered survey data from various compensation consulting firms. Mr. Hale also receives LG&E Energy contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Hale's 1998 compensation are set forth below.

    BASE SALARY. Mr. Hale was paid a total base salary of $700,000 during 1998. This amount was based upon the minimum salary amount provided in the 1997 Agreement, plus an increase awarded by the Compensation Committee. The Compensation Committee, in determining Mr. Hale's annual salary, including increases, focused on his individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy, LG&E and KU officers. The 1998 increase was 20.7%

    SHORT-TERM INCENTIVES. Mr. Hale's target short-term incentive award was 65% of his 1998 base salary. Like all other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 1998 short-term incentive payouts were based 70% on Company Performance Goals and 30% on Individual Performance Goals.

    In 1998, no Company Performance Award was paid to Mr. Hale in respect of first and second quarter operations or results. His Company Performance Award payout for performance against the revised targets for the third and fourth quarters was 23% of his 1998 base salary. Mr. Hale's Individual Performance Award payout was 34% of his 1998 base salary. The Compensation Committee considered Mr. Hale's effectiveness in several areas in determining the final Individual Performance Award. These included the financial performance of LG&E Energy, LG&E, KU and other LG&E Energy subsidiaries, Company growth, customer satisfaction ratings and other measures, such as LG&E Energy's successful completion of the leasing transaction with Big Rivers. In May 1998, the Compensation Committee awarded Mr. Hale a special completion bonus of $250,000 as reward for his leadership role and contribution upon the successful closing of the KU Merger. (See statement "Short-Term Incentives" on page 12 of this proxy statement for a discussion of the revised Company Performance Award targets).

    LONG-TERM INCENTIVE GRANT. In 1998, Mr. Hale received 133,588 options and 39,244 performance units for the 1998-2000 performance period. These amounts were determined in accordance with the terms of his 1997 Agreement and provide expected value representing approximately 150% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Hale are the same as for other executive officers, as described under the heading "Long-Term Incentives."

    LONG-TERM INCENTIVE PAYOUT. In the 1996-1998 period, LG&E Energy's performance was at the 63rd percentile of its comparison group in TSR. That resulted in a payout equal to 125% of the approved target. In addition, the market value per share of LG&E Energy Common Stock increased from $21.22 at grant to $28.31 during the performance period. This further increased the value of the payout of the performance units originally awarded to Mr. Hale in 1996.

TAX MATTERS

    Section 162(m) of the Code was enacted in 1993 and generally prohibits the Company from deducting executive compensation in excess of $1,000,000. Qualifying "performance based compensation" is not subject to this deduction limitation if certain requirements are satisfied. It is the Compensation Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. In an effort to ensure that certain compensation payable under the Long-Term Plan and Short-Term Plan remain deductible, the Compensation Committee and the Board of Directors recommended, and the shareholders approved, modification of the Long-Term Plan and adoption of a new Short-Term Plan in 1996, although not all of the compensation paid to executive officers under these two plans constitutes performance based compensation. A portion of compensation received by Mr. Hale in 1998 was not deductible.

CONCLUSION

    The Compensation Committee believes that the Company's executive compensation system served the interests of the Company and its shareholders effectively during 1998. The Compensation Committee takes very seriously its responsibilities with respect to the Company's executive compensation system, and it will continue to monitor and revise the compensation policies as necessary to ensure that the Company's compensation system continues to meet the needs of the Company and its shareholders.

MEMBERS OF THE COMPENSATION COMMITTEE

J. David Grissom, Chairman
Carol M. Gatton
Jeffery T. Grade
Anne H. McNamara
T. Ballard Morton, Jr.
Frank V. Ramsey, Jr.
William L. Rouse, Jr.

                              COMPANY PERFORMANCE

    All of the outstanding Common Stock of LG&E is owned by LG&E Energy, and accordingly, there are no trading prices for LG&E's Common Stock. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to shareholders of LG&E Energy Common Stock from December 31, 1993, through December 31, 1998, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of LG&E Energy Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            INDEXED RETURNS
YEARS ENDING
TOTAL SHAREHOLDER RETURNS
                                               LG&E Energy Corp    S&P Utilities      S&P 500 Index
Dec-93                                                   100.00           100.00             100.00
Dec-94                                                    96.37            92.06             101.32
Dec-95                                                   116.63           130.74             139.40
Dec-96                                                   142.11           134.83             171.40
Dec-97                                                   151.31           168.07             228.59
Dec-98                                                   180.46           192.89             293.91
                                                     12/31/1993             1994               1995       1996       1997       1998
LG&E ENERGY                                                $100              $96               $117       $142       $151       $180
S&P UTILITIES                                              $100              $92               $131       $135       $168       $193
S&P 500                                                    $100             $101               $139       $171       $229       $294

------------------------

(1) Total Shareholder Return assumes $100 invested on December 31, 1993, with quarterly reinvestment of dividends.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E or LG&E Energy and any of its subsidiaries including KU, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E who were serving as such at December 31, 1998, in all capacities in which they served during 1996, 1997 and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                --------------------
                                                                  ANNUAL COMPENSATION             AWARDS
                                                          -----------------------------------   ----------
                                                                                      OTHER     SECURITIES  PAYOUTS
                                                                                     ANNUAL     UNDERLYING  --------   ALL OTHER
                                                                                     COMPEN-     OPTIONS/     LTIP      COMPEN-
                     NAME AND                                SALARY        BONUS     SATION        SARS     PAYOUTS     SATION
                PRINCIPAL POSITION                  YEAR      ($)           ($)        ($)        (#)(3)      ($)         ($)
--------------------------------------------------  ----  ------------    --------  ---------   ----------  --------  -----------
Roger W. Hale                                       1998  $    700,000    $649,800  $32,301      133,588    $821,581  $ 36,191(1)
  Chairman of the Board                             1997       580,000     311,808   18,212       67,728     313,037    26,675
  and Chief Executive Officer                       1996       510,000     416,068   11,010       55,000     641,092    26,909

Victor A. Staffieri                                 1998       300,000     150,461   10,269       45,802     166,611    15,590(1)
  Former Chief Financial Officer                    1997       270,000     159,064    8,063       27,946      57,416    10,635
  (Currently President and Chief                    1996       245,000     175,310    7,431       26,022     124,950     9,336
  Operating Officer of LG&E Energy)

Stephen R. Wood                                     1998       265,000     120,711    7,373       42,799      94,543    13,377(1)
  President, Louisville Gas and Electric            1997       245,000     138,039    6,849       15,605      32,306     8,721
  Company and President-Distribution                1996       226,000     106,256    7,082       14,772      67,130     7,877
  Services Division of LG&E Energy

John R. McCall                                      1998       260,000     140,399    7,870       34,733      96,635    15,582(1)
  Executive Vice President,                         1997       245,000     114,764    6,922       15,605      32,306    11,414
  General Counsel and Corporate Secretary           1996       231,000     112,303    7,230       15,098      35,868    11,029

Wayne T. Lucas                                      1998       167,500(2)  138,449   39,773(2)    23,028           0     7,037(1)
  Executive Vice President--
  Power Generation

------------------------

(1) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1998 as follows: Mr. Hale $4,375, $16,625 and $15,191, respectively; Mr. Staffieri $4,875, $8,897 and $1,818, respectively; Mr. Wood $4,117, $7,975 and $1,286, respectively; Mr. McCall $4,318, $6,925 and $4,340, respectively; and Mr. Lucas, $2,337, $0 and
    $4,700, respectively.

(2) Reported compensation is only for a portion of the year. Mr. Lucas joined LG&E on May 4, 1998.

(3) As adjusted for the 2 for 1 stock split effective in April 1996.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1998 FISCAL YEAR

    The following table contains information at December 31, 1998, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                              INDIVIDUAL GRANTS                                                    POTENTIAL
                     ------------------------------------                                     REALIZABLE VALUE AT
                        NUMBER OF         PERCENT OF                                            ASSUMED ANNUAL
                       SECURITIES            TOTAL                                              RATES OF STOCK
                       UNDERLYING        OPTIONS/SARS       EXERCISE                          PRICE APPRECIATION
                      OPTIONS/SARS        GRANTED TO         OR BASE                            FOR OPTION TERM
                         GRANTED         EMPLOYEES IN         PRICE      EXPIRATION   -----------------------------------
       NAME              (#) (1)          FISCAL YEAR      ($/ SHARE)       DATE          0%($)        5%($)     10%($)
-------------------  ---------------  -------------------  -----------  ------------     ------      ---------  ---------
Roger W. Hale             133,588                16.8%          23.47     02/04/2008            0    1,971,780  4,996,877
Victor A. Staffieri        45,802                 5.8%          23.47     02/04/2008            0      676,045  1,713,230
Stephen R. Wood            35,401                 4.4%          23.47     02/04/2008            0      522,524  1,324,179
Stephen R. Wood             7,398                 0.9%          24.63     02/04/2008            0      114,593    290,400
John R. McCall             34,733                 4.4%          23.47     02/04/2008            0      512,665  1,299,193
Wayne T. Lucas             23,028                 2.9%          26.50     05/04/2008            0      383,778    860,876

------------------------

(1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1998 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1998 and the value of unexercised options and SARs held by them as of December 31, 1998:

                                                                                                 NUMBER OF
                                                                                                SECURITIES         VALUE OF
                                                                                                UNDERLYING       UNEXERCISED
                                                                          SHARES                UNEXERCISED      IN-THE-MONEY
                                                                         ACQUIRED              OPTIONS/SARS    OPTIONS/SARS AT
                                                                            ON       VALUE     AT FY-END (#)    FY-END ($)(1)
                                                                         EXERCISE   REALIZED   EXERCISABLE/      EXERCISABLE/
                                 NAME                                      (#)        ($)      UNEXERCISABLE    UNEXERCISABLE
-----------------------------------------------------------------------  --------   --------   -------------   ----------------
Roger W. Hale                                                            29,900     $183,379   136,042/133,588 784,583/646,900
Victor A. Staffieri                                                        0             N/A   110,536/45,802  837,050/221,796
Stephen R. Wood                                                            0             N/A   53,407/42,799   428,596/198,672
John R. McCall                                                             0             N/A   37,651/34,733   235,255/168,195
Wayne T. Lucas                                                             0             N/A     --/23,028        --/41,681

------------------------

(1) Dollar amounts reflect market value of LG&E Energy Common Stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1998 FISCAL YEAR

    The following table provides information concerning awards made in 1998 to the named executive officers under the Long-Term Plan.

                                         NUMBER       PERFORMANCE OR           ESTIMATED FUTURE PAYOUTS UNDER
                                       OF SHARES,      OTHER PERIOD              NON-STOCK PRICE BASED PLANS
                                        UNITS OR           UNTIL                   (NUMBER OF SHARES) (1)
                                          OTHER         MATURATION      ---------------------------------------------
                NAME                     RIGHTS          OR PAYOUT       THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
------------------------------------  -------------  -----------------  ---------------  -----------  ---------------
Roger W. Hale                              39,244        12/31/2000           15,698         39,244         58,866
Victor A. Staffieri                         6,728        12/31/2000            2,691          6,728         10,092
Stephen R. Wood                             5,200        12/31/2000            2,080          5,200          7,800
John R. McCall                              5,102        12/31/2000            2,041          5,102          7,653
Wayne T. Lucas                              2,996        12/31/2000            1,198          2,996          4,494

------------------------

(1) The table indicates the number of performance units that are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy Common Stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout is determined by the then-fair market value of LG&E Energy Common Stock. For awards made in 1998, the Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1998 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E, LG&E Energy and its subsidiaries:

                            1998 PENSION PLAN TABLE

                                    YEARS OF SERVICE
                 ------------------------------------------------------
 REMUNERATION         15            20            25        30 OR MORE
---------------  ------------  ------------  ------------  ------------
   $ 100,000     $     47,896  $     47,896  $     47,896   $   55,665
   $ 200,000     $    111,896  $    111,896  $    111,896   $  111,896
   $ 300,000     $    175,896  $    175,896  $    175,896   $  175,896
   $ 400,000     $    239,896  $    239,896  $    239,896   $  239,896
   $ 500,000     $    303,896  $    303,896  $    303,896   $  303,896
   $ 600,000     $    367,896  $    367,896  $    367,896   $  367,896
   $ 700,000     $    431,896  $    431,896  $    431,896   $  431,896
   $ 800,000     $    495,896  $    495,896  $    495,896   $  495,896
   $ 900,000     $    559,896  $    559,896  $    559,896   $  559,896
  $1,000,000     $    623,896  $    623,896  $    623,896   $  623,896
  $1,100,000     $    687,896  $    687,896  $    687,896   $  687,896
  $1,200,000     $    751,896  $    751,896  $    751,896   $  751,896
  $1,300,000     $    815,896  $    815,896  $    815,896   $  815,896
  $1,400,000     $    879,896  $    879,896  $    879,896   $  879,896
  $1,500,000     $    943,896  $    943,896  $    943,896   $  943,896
  $1,600,000     $  1,007,896  $  1,007,896  $  1,007,896   $1,007,896
  $1,700,000     $  1,071,896  $  1,071,896  $  1,071,896   $1,071,896

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive employed by the Company at December 31, 1998 is as follows: 32 years for Mr. Hale; 29 years for Mr. Lucas; 4 years for Mr. McCall; 9 years for Mr. Wood; and 6 years for Mr. Staffieri. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E, KU and LG&E Energy with at least one year of service with either company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E, KU and LG&E Energy. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the employment agreement.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plans upon normal retirement at age 65 and after deduction of Social Security benefits will be $712,328 for Mr. Hale; $122,371 for Mr. Lucas; $249,108 for Mr. McCall; $292,023 for Mr. Staffieri; and $241,739 for Mr. Wood.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    On May 20, 1997, Mr. Hale entered into a new employment agreement with LG&E Energy for services to be provided to LG&E Energy and its subsidiaries, including LG&E and KU. This agreement became effective upon the May 4, 1998 consummation of the merger with KU Energy and has an initial term of five years ending on May 4, 2003. Under the agreement, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and the Long-Term Plan. Mr. Hale's agreement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the agreement provides that at the Company's expense a life insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale. LG&E Energy's Board of Directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.

    During 1998, officers of LG&E Energy and LG&E entered into revised change in control agreements, which agreements generally provide for the benefits described below. In the event of a change in control, all such officers of LG&E and LG&E Energy shall be entitled to the following payments if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (i) all accrued compensation; (ii) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, LG&E and LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain mergers and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E Energy.

    Also upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon the extent to which the performance goals have been met through the effective date of the change in control or based upon the assumed achievement of such goals, whichever amount is higher and prorated for the executive's deemed period of service during the relevant performance period. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. During 1998, Michael R. Whitley, former Vice Chairman and Chief Operating Officer received cash payments before tax "gross up" of approximately $3.9 million, pursuant to existing employment and change in control agreements, in addition to the stock-based awards and other benefits described above, in connection with his departure from LG&E.

                             SHAREHOLDER PROPOSALS
                            FOR 2000 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 2000 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2000 Annual Meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than November 28, 1999. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2000 proxy statement.

    Under the Company's bylaws, shareholders intending to submit a proposal in person at the Annual Meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company (a) not less than 90 days prior to the meeting date or
(b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

                                 OTHER MATTERS

    At the Annual Meeting, it is intended that the first two items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. The Board of Directors knows of no other matters that may be presented at the meeting.

    LG&E will bear the costs of printing and preparing this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Annual Report and Appendix to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E, in person or by telephone. LG&E Energy and LG&E have retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to assist in the solicitations at an estimated fee of $9,000 plus reimbursement of reasonable expenses.

    ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF LG&E'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1998, BY SUBMITTING A REQUEST IN WRITING TO: JOHN R. MCCALL, SECRETARY, LOUISVILLE GAS AND ELECTRIC COMPANY, P.O. BOX 32010, 220 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40232.

                                     [LOGO]
                           PRINTED ON RECYCLED PAPER

                        LOUISVILLE GAS AND ELECTRIC COMPANY

                            APPENDIX TO PROXY STATEMENT

                                    March 26, 1999

FINANCIAL CONTENTS

Statements of Income                                                  1

Statements of Retained Earnings                                       1

Statements of Cash Flows                                              2

Balance Sheets                                                        3

Statements of Capitalization                                          4

Statements of Comprehensive Income                                    5

Notes to Financial Statements                                         6

Report of Management                                                 24

Report of Independent Public Accountants                             25

Management's Discussion and Analysis of Results of
     Operations and Financial Condition                              26



                             SELECTED FINANCIAL DATA
                                (Thousands of $)

                                                                 YEARS ENDED DECEMBER 31
                                       ----------------------------------------------------------------------
                                            1998           1997          1996          1995          1994
                                            ----           ----          ----          ----          ----
Operating Revenues:
    Revenues .......................   $   854,556    $   845,543   $   821,115   $   751,763    $   759,075
    Provision for Rate Refunds .....        (4,500)          --            --         (28,300)          --
                                       ----------------------------------------------------------------------
      Total Operating Revenues .....       850,056        845,543       821,115       723,463        759,075
                                       ----------------------------------------------------------------------
Net Operating Income:
    Before Unusual Items ...........       138,207        148,186       147,263       138,203        134,393
    Provision for Rate Refunds .....        (2,684)          --            --         (16,877)          --
    Non-Recurring Charges ..........          --             --            --            --          (23,353)
                                       ----------------------------------------------------------------------
      Total Net Operating Income ...       135,523        148,186       147,263       121,326        111,040
                                       ----------------------------------------------------------------------
Net Income:
    Before Unusual Items ...........       104,381        113,273       107,941       100,061         94,423
    Provision for Rate Refunds .....        (2,684)          --            --         (16,877)          --
    Non-Recurring Charges and Merger
      Costs to Achieve .............       (23,577)          --            --            --          (32,734)
    Cumulative Effect of
      Accounting Change ............          --             --            --            --           (3,369)
                                       ----------------------------------------------------------------------
      Total Net Income .............        78,120        113,273       107,941        83,184         58,320
                                       ----------------------------------------------------------------------
Net Income Available for
    Common Stock ...................   $    73,552    $   108,688   $   103,373   $    76,873    $    52,492
                                       ----------------------------------------------------------------------

Total Assets .......................   $ 2,104,637    $ 2,055,641   $ 2,006,712   $ 1,979,490    $ 1,966,590
Long-Term Obligations (including
    amounts due within one year) ...       626,800        646,800       646,800       662,800        662,800

Management's Discussion and Analysis of Results of Operations and Financial Condition and the Notes to Financial Statements should be read in conjunction with the above information.

                          LOUISVILLE GAS AND ELECTRIC COMPANY
                                 STATEMENTS OF INCOME
                                   (Thousands of $)


                                                        YEARS ENDED DECEMBER 31
                                                  -----------------------------------
                                                     1998         1997        1996
                                                   --------    ---------   ---------
Operating Revenues
   Electric ...................................   $ 663,011    $ 614,532   $ 606,696
   Gas ........................................     191,545      231,011     214,419
                                                  -----------------------------------
      Total operating revenues ................     854,556      845,543     821,115
   Provision for rate refund (Note 3) .........      (4,500)        --          --
                                                  -----------------------------------
      Net operating revenues (Note 1) .........     850,056      845,543     821,115
                                                  -----------------------------------
Operating Expenses
   Fuel for electric generation ...............     154,683      149,463     149,697
   Power purchased ............................      50,176       17,229      16,626
   Gas supply expenses ........................     125,894      158,929     140,482
   Other operation expenses ...................     163,584      150,750     143,338
   Maintenance ................................      52,786       47,586      54,790
   Depreciation and amortization ..............      93,178       93,020      89,002
   Federal and State income taxes (Note 8)           56,307       64,081      63,259
   Property and other taxes ...................      17,925       16,299      16,658
                                                  -----------------------------------
      Total operating expenses ................     714,533      697,357     673,852
                                                  -----------------------------------

Net Operating Income ..........................     135,523      148,186     147,263

Merger Costs to Achieve (Note 2) ..............      32,072         --          --
Other Income and (Deductions) (Note 9) ........      10,991        4,277         920
Interest Charges ..............................      36,322       39,190      40,242
                                                  -----------------------------------
Net Income ....................................      78,120      113,273     107,941
Preferred Stock Dividends .....................       4,568        4,585       4,568
                                                  -----------------------------------

Net Income Available for Common Stock .........   $  73,552    $ 108,688   $ 103,373
                                                 -----------------------------------
                                                 -----------------------------------

                                 STATEMENTS OF RETAINED EARNINGS
                                         (Thousands of $)

                                                         YEARS ENDED DECEMBER 31
                                                   -----------------------------------
                                                     1998         1997        1996
                                                   --------     --------    --------

Balance January 1 .............................    $258,910     $209,222    $181,049
Add net income ................................      78,120      113,273     107,941
                                                   -----------------------------------
                                                    337,030      322,495     288,990
                                                   -----------------------------------

Deduct:  Cash dividends declared on stock:
           5% cumulative preferred ............       1,075        1,075       1,075
           Auction rate cumulative preferred ..       2,024        2,041       2,024
           $5.875 cumulative preferred ........       1,469        1,469       1,469
           Common .............................      85,000       59,000      75,200
                                                   -----------------------------------
                                                     89,568       63,585      79,768
                                                   -----------------------------------
Balance December 31 ...........................    $247,462     $258,910    $209,222
                                                   -----------------------------------
                                                   -----------------------------------

     The accompanying notes are an integral part of these financial statements.

                                        LOUISVILLE GAS AND ELECTRIC COMPANY
                                             STATEMENTS OF CASH FLOWS
                                                 (Thousands of $)

                                                                               YEARS ENDED DECEMBER 31
                                                                       -------------------------------------
                                                                          1998         1997         1996
                                                                       ---------    ---------    ---------
Cash Flows from Operating Activities
   Net Income ......................................................   $  78,120    $ 113,273    $ 107,941
   Items not requiring cash currently:
      Depreciation and amortization ................................      93,178       93,020       89,002
      Deferred income taxes-net ....................................       2,747       (3,495)      26,055
      Investment tax credit-net ....................................      (4,258)      (4,240)      (3,997)
      Other ........................................................       5,534        4,640        3,911
   Changes in certain net current assets:
      Accounts receivable ..........................................     (17,708)      (9,728)      (9,555)
      Materials and supplies .......................................         423       (8,492)      (1,418)
      Accounts payable .............................................      34,779        1,416        3,772
      Provision for rate refunds ...................................          13       (4,263)     (10,789)
      Accrued taxes ................................................      13,206        6,741        4,168
      Accrued interest .............................................          22       (1,978)      (1,070)
      Prepayments and other ........................................         976        1,333          685
   Other ...........................................................      18,679       (3,188)     (23,153)
                                                                       -------------------------------------
      Net cash flows from operating activities .....................     225,711      185,039      185,552
                                                                       -------------------------------------
Cash Flows from Investing Activities
   Purchases of securities .........................................     (17,397)     (18,529)     (11,039)
   Proceeds from sales of securities ...............................      18,841        2,544       28,605
   Construction expenditures .......................................    (138,345)    (110,893)    (107,879)
                                                                       -------------------------------------
      Net cash flows from investing activities .....................    (136,901)    (126,878)     (90,313)
                                                                       -------------------------------------
Cash Flows from Financing Activities
   Issuance of first mortgage bonds and pollution control bonds ....        --         69,776       49,745
   Retirement of first mortgage bonds and pollution control bonds ..     (20,000)     (71,693)     (67,013)
   Payment of dividends ............................................     (87,552)     (62,564)     (79,310)
                                                                       -------------------------------------
      Net cash flows from financing activities .....................    (107,552)     (64,481)     (96,578)
                                                                       -------------------------------------

Change in Cash and Temporary Cash Investments ......................     (18,742)      (6,320)      (1,339)

Cash and Temporary Cash Investments at Beginning of Year ...........      50,472       56,792       58,131
                                                                       -------------------------------------

Cash and Temporary Cash Investments at End of Year .................   $  31,730    $  50,472    $  56,792
                                                                       -------------------------------------
                                                                       -------------------------------------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
      Income taxes .................................................   $  40,334    $  63,421    $  41,508
      Interest on borrowed money ...................................      34,245       39,582       40,334

   The accompanying notes are an integral part of these financial statements.

                                        LOUISVILLE GAS AND ELECTRIC COMPANY
                                                  BALANCE SHEETS
                                                 (Thousands of $)

                                       Assets                                   DECEMBER 31
                                                                          ------------------------
                                                                              1998         1997
                                                                          -----------   ---------
Utility Plant, at original cost
   Electric ............................................................   $2,268,860   $2,242,980
   Gas .................................................................      339,647      337,619
   Common ..............................................................      131,271      137,496
                                                                          ------------------------
                                                                            2,739,778    2,718,095
   Less:  Reserve for depreciation .....................................    1,144,123    1,072,842
                                                                          ------------------------
                                                                            1,595,655    1,645,253
   Construction work in progress .......................................      156,361       61,139
                                                                          ------------------------
                                                                            1,752,016    1,706,392
                                                                          ------------------------
Other Property and Investments - less reserve ..........................        1,154        1,365
                                                                          ------------------------

Current Assets
   Cash and temporary cash investments .................................       31,730       50,472
   Marketable securities (Note 6) ......................................       17,851       19,311
   Accounts receivable-less reserve of $1,399 in 1998 and $1,295 in 1997      142,580      124,872
   Materials and supplies-at average cost
       Fuel (predominantly coal) .......................................       23,993       17,651
       Gas stored underground ..........................................       33,485       41,487
       Other ...........................................................       33,103       31,866
   Prepayments .........................................................        2,285        2,627
                                                                          ------------------------
                                                                              285,027      288,286
                                                                          ------------------------

Deferred Debits and Other Assets
   Unamortized debt expense ............................................        5,919        6,074
   Regulatory assets (Note 3) ..........................................       37,643       24,899
   Other ...............................................................       22,878       28,625
                                                                          ------------------------
                                                                               66,440       59,598
                                                                          ------------------------
                                                                           $2,104,637   $2,055,641
                                                                          ------------------------
                                                                          ------------------------

                                  Capital and Liabilities

Capitalization (see Statements of Capitalization)
   Common equity .......................................................   $  671,846   $  683,326
   Cumulative preferred stock ..........................................       95,328       95,328
   Long-term debt (Note 10) ............................................      626,800      626,800
                                                                          ------------------------
                                                                            1,393,974    1,405,454
                                                                          ------------------------

Current Liabilities
   Long-term debt due within one year ..................................         --         20,000
   Accounts payable ....................................................      133,673       98,894
   Provision for rate refunds ..........................................       13,261       13,248
   Dividends declared ..................................................       23,168       21,152
   Accrued taxes .......................................................       31,929       18,723
   Accrued interest ....................................................        8,038        8,016
   Other ...............................................................       15,242       14,608
                                                                          ------------------------
                                                                              225,311      194,641
                                                                          ------------------------
Deferred Credits and Other Liabilities
   Accumulated deferred income taxes (Notes 1 and 8) ...................      254,589      249,851
   Investment tax credit, in process of amortization ...................       71,542       75,800
   Accumulated provision for pensions and related benefits (Note 7) ....       59,529       33,872
   Customers' advances for construction ................................       10,848       10,385
   Regulatory liability (Note 3) .......................................       63,529       65,502
   Other ...............................................................       25,315       20,136
                                                                          ------------------------
                                                                              485,352      455,546
                                                                          ------------------------
Commitments and Contingencies (Note 12)
                                                                           $2,104,637   $2,055,641
                                                                          ------------------------
                                                                          ------------------------

 The accompanying notes are an integral part of these financial statements.

                                        LOUISVILLE GAS AND ELECTRIC COMPANY
                                           STATEMENTS OF CAPITALIZATION
                                                 (Thousands of $)


                                                                                               DECEMBER 31
                                                                                    ----------------------------
                                                                                         1998           1997
                                                                                     -----------     ----------
Common Equity
   Common stock, without par value -
       Authorized 75,000,000 shares, outstanding 21,294,223 shares ..............    $   425,170    $   425,170
   Common stock expense .........................................................           (836)          (836)
   Unrealized gain on marketable securities, net of income
       taxes of $34 in 1998 and $16 in 1997 (Note 6) ............................             50             82
   Retained earnings ............................................................        247,462        258,910
                                                                                    ----------------------------
                                                                                         671,846       683,326
                                                                                    ----------------------------

Cumulative Preferred Stock
   Redeemable on 30 days notice by the Company

                                                        SHARES         CURRENT
                                                      OUTSTANDING  REDEMPTION PRICE
   $25 par value, 1,720,000 shares authorized -
       5% series .....................................  860,287    $    28.000            21,507        21,507
   Without par value, 6,750,000 shares authorized -
       Auction Rate ..................................  500,000        100.000            50,000        50,000
       $5.875 series .................................  250,000        105.875            25,000        25,000
   Preferred stock expense                                                                (1,179)       (1,179)
                                                                                    ----------------------------
                                                                                          95,328        95,328
                                                                                    ----------------------------
Long-Term Debt (Note 10)
   First mortgage bonds -
       Series due July 1, 2002, 7 1/2% ...........................................        20,000        20,000
       Series due August 15, 2003, 6% ............................................        42,600        42,600
       Pollution control series:
           P due June 15, 2015, 7.45% ............................................        25,000        25,000
           Q due November 1, 2020, 7 5/8% ........................................        83,335        83,335
           R due November 1, 2020, 6.55% .........................................        41,665        41,665
           S due September 1, 2017, variable .....................................        31,000        31,000
           T due September 1, 2017, variable .....................................        60,000        60,000
           U due August 15, 2013, variable .......................................        35,200        35,200
           V due August 15, 2019, 5 5/8% .........................................       102,000       102,000
           W due October 15, 2020, 5.45% .........................................        26,000        26,000
           X due April 15, 2023, 5.90% ...........................................        40,000        40,000
                                                                                    ----------------------------
       Total first mortgage bonds ................................................       506,800       506,800
   Pollution control bonds (unsecured) -
           Jefferson County Series due September 1, 2026, variable ...............        22,500        22,500
           Trimble County Series due September 1, 2026, variable .................        27,500        27,500
           Jefferson County Series due November 1, 2027, variable ................        35,000        35,000
           Trimble County Series due November 1, 2027, variable ..................        35,000        35,000
                                                                                    ----------------------------
       Total unsecured pollution control bonds ...................................       120,000       120,000
                                                                                    ----------------------------
       Total long-term bonds .....................................................       626,800       626,800
                                                                                    ----------------------------
Total Capitalization .............................................................   $ 1,393,974    $1,405,454
                                                                                    ----------------------------
                                                                                    ----------------------------

     The accompanying notes are an integral part of these financial statements.

                                        LOUISVILLE GAS AND ELECTRIC COMPANY
                                        STATEMENTS OF COMPREHENSIVE INCOME
                                                 (Thousands of $)


                                                                              YEARS ENDED DECEMBER 31
                                                                       -----------------------------------
                                                                          1998         1997         1996
                                                                       ---------    ---------    ---------
Net income available for common stock ..............................   $  73,552    $ 108,688    $ 103,373
Unrealized holding gains (losses) on available-for-sale securities
    arising during the period ......................................         (14)        (426)         169
Reclassification adjustment for realized losses on
     available-for-sale securities included in net income ..........        --            188          547
                                                                       -----------------------------------
Other comprehensive income (loss), before tax ......................         (14)        (238)         716
Income tax expense (benefit) related to items of other comprehensive
     income ........................................................          18         (119)         289
                                                                       -----------------------------------
Comprehensive income ...............................................   $  73,520    $ 108,569    $ 103,800
                                                                       -----------------------------------
                                                                       -----------------------------------

     The accompanying notes are an integral part of these financial statements.

                                       LOUISVILLE GAS AND ELECTRIC COMPANY

                                           NOTES TO FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Louisville Gas and Electric Company (LG&E or the Company) is a subsidiary of LG&E Energy Corp. The Company is a regulated public utility that is engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy Corp. is an exempt energy services holding company with wholly-owned subsidiaries consisting of the Company, Kentucky Utilities Company
(KU), and LG&E Capital Corp. (Capital Corp.). All of the Company's Common Stock is held by LG&E Energy Corp.

UTILITY PLANT. The Company's plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. The Company has not recorded any allowance for funds used during construction.

The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

DEPRECIATION. Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for 1998 were 3.4% (3.2% electric, 3.4% gas, and 7.4% common); for 1997 were 3.4% (3.2%
electric, 3.3% gas, and 6% common); and for 1996 were 3.3% (3.2% electric, 3.3% gas, and 6% common) of average depreciable plant.

CASH AND TEMPORARY CASH INVESTMENTS. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

GAS STORED UNDERGROUND. Gas inventories of $33 million and $41 million at December 31, 1998 and 1997, respectively, are included in gas stored underground in the balance sheet. The inventory is accounted for using the average-cost method.

FINANCIAL INSTRUMENTS. The Company uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt, and it uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are initially deferred and classified as unrealized gains or losses on marketable securities in common equity and then charged or credited to other income and deductions when the securities are sold. See Note 4, Financial Instruments.

In connection with the Company's marketing of power from owned generation assets, exchange traded futures are used to hedge market risk associated with price fluctuations for commitments to sell or purchase electricity. Gains and losses on these futures contracts are reflected in other income and deductions, but are immaterial to the Company's results of operations. At December 31, 1998, the value of these futures contracts was not material to the Company's financial position.

DEBT EXPENSE. Debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

DEFERRED INCOME TAXES. Deferred income taxes have been provided for all material book-tax temporary differences.

INVESTMENT TAX CREDITS. Investment tax credits resulted from provisions of the tax law that permitted a reduction of the Company's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

REVENUE RECOGNITION. Revenues are recorded based on service rendered to customers through month-end. The Company accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. Under an agreement approved by the Public Service Commission of Kentucky (Kentucky Commission or Commission) in 1994, the Company implemented a demand side management program, including a "decoupling mechanism" which allowed the Company to recover a predetermined level of revenue on electric and gas residential sales. In 1998, the decoupling mechanism was suspended. See Note 3, Rates and Regulatory Matters.

FUEL AND GAS COSTS. The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. The Company implemented a Commission-approved experimental performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity. See Note 3, Rates and Regulatory Matters.

MANAGEMENT'S USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12, Commitments and Contingencies, for a further discussion.

NEW ACCOUNTING PRONOUNCEMENTS. During 1998, the Company adopted the following accounting pronouncements:

Statements of Financial Accounting Standards No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (SFAS No. 132), No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130), and No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS No. 131). Pursuant to SFAS No. 132, the Company has disclosed additional information on changes in benefit obligations and fair values of plan assets and eliminated certain disclosures that are no longer relevant. This standard does not change the measurement or financial statement recognition of the plans. See Note 7, Pension Plans and Retirement Benefits. Under SFAS No. 131, the Company has provided information about its various business segments that is intended to allow readers to view certain financial information as if "through the eyes of management". See Note 14, Segments of Business and Related Information. Pursuant to SFAS No. 130, the Company has presented information in the Statements of Comprehensive Income that measures changes in equity that are not required to be recorded as a component of net income. These standards had no impact on the calculation of net income presented in the Statements of Income.

Statement of Position No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1, adopted as of January 1, 1998, clarifies the criteria for capital or expense treatment of costs incurred by an enterprise to develop or obtain computer software to be used in its internal operations. The statement does not change treatment of costs incurred in connection with correcting computer programs to properly process the millennium change to the Year 2000, which must be expensed as incurred. Adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

The following accounting pronouncements have been issued but are not yet effective:

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. The statement is effective for fiscal years beginning after June 15, 1999, and establishes accounting and reporting standards that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that use hedge accounting. The Company is currently analyzing the provisions of the statement and cannot predict the impact this statement will have on its results of operations and financial position, however, the statement could increase volatility in earnings and other comprehensive income. The effect of this statement will be recorded in cumulative effect of change in accounting when adopted.

Emerging Issues Task Force Issue No. 98-10, ACCOUNTING FOR ENERGY TRADING AND RISK MANAGEMENT ACTIVITIES (EITF No. 98-10). This pronouncement is effective for fiscal years beginning after December 15, 1998. The task force concluded that energy trading contracts should be recorded at mark to market on the balance sheet, with the gains and losses shown net in the income statement. EITF No. 98-10 more broadly defines what represents energy trading to include economic activities related to physical assets which were not previously marked to market by established industry practice. The effects of adopting EITF No. 98-10, if applicable, will be reported as a cumulative effect of a change in accounting principle with no prior period restatement. The Company does not expect the adoption of EITF No. 98-10 to have a material adverse impact on its operations and financial position.

NOTE 2 - MERGER

LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. As a result of the merger, LG&E Energy, which is the parent of LG&E, became the parent company of Kentucky Utilities Company (KU). LG&E and KU have continued to maintain their separate corporate identities and serve customers under their present names. LG&E Energy has estimated approximately $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these savings for the Company of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which were initially deferred and are being amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. The Company expensed the remaining costs associated with the merger in the second quarter of 1998. In regulatory filings associated with approval of the merger, the Company committed not to seek increases in existing base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the savings, net of the deferred and amortized amount, over a five-year period. The common stock, preferred stock and debt securities of the Company were not affected by the merger.

Regulatory and administrative approvals were obtained from the Federal Energy Regulatory Commission, (FERC), the Federal Trade Commission, the Securities and Exchange Commission, the Public Service Commission of Kentucky (Kentucky Commission or Commission), the Virginia State Corporation Commission and the stockholders of LG&E Energy and KU Energy prior to the effective date of the merger. LG&E Energy, as the parent of LG&E and KU, continues to be an exempt holding company under the Public Utility Holding Company Act of 1935. Management has accounted for the merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code.

In the application filed with the Commission, the utilities proposed that 50% of the net non-fuel cost savings estimated to be achieved from the merger, less $18.1 million or 50% of the originally estimated costs to achieve such savings by the Company, be applied to reduce customer rates through a surcredit on customers' bills and the remaining 50% be retained by the companies. The Commission approved the surcredit and allocated the customer savings 53% to KU and 47% to LG&E. The surcredit will be about 2% of customer bills over the next five years and will amount to approximately $55 million in net non-fuel savings to the Company's customers. Any fuel cost savings are passed to customers through the Company's fuel adjustment clause.

NOTE 3 - RATES AND REGULATORY MATTERS

The Company conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC and the Kentucky Commission. The Company is subject to Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS No. 71). Under SFAS No. 71, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. The Company's current or expected recovery of deferred costs and expected flowback of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in the balance sheets as of December 31 (in thousands of $):


                                             1998          1997
                                          ----------    ---------
Unamortized loss on bonds ...............   $ 17,627    $ 18,698
Merger costs ............................     16,332       2,938
Manufactured gas sites ..................      3,684       3,263
                                          -----------------------
Total regulatory assets .................     37,643      24,899

Deferred income taxes - net .............    (63,529)    (65,502)
                                          -----------------------

Regulatory assets and (liabilities) - net   $(25,886)   $(40,603)
                                          -----------------------
                                          -----------------------


During 1997, the Company wrote off certain previously deferred assets that amounted to approximately $4.2 million. Items written off include expenses associated with the Company's hydro-electric plant, a management audit fee, and the accelerated write-off of losses on early retirement of facilities.

ENVIRONMENTAL COST RECOVERY. Since May 1995, the Company implemented an environmental cost recovery (ECR) surcharge to recover certain environmental compliance costs, including costs to comply with the 1990 Clean Air Act, as amended, as well as other environmental regulations, including those applicable to coal combustion wastes and related by-products. The ECR mechanism was authorized by state statute in 1992 and was first approved by the Kentucky Commission in a KU case in July 1994.

The Commission's order approving the surcharge in the KU case and the constitutionality of the surcharge was challenged by certain intervenors, including the Attorney General of Kentucky, in Franklin Circuit Court. Decisions of the Circuit Court and the Kentucky Court of Appeals in July 1995 and December 1997, respectively, have upheld the constitutionality of the ECR statute but differed on a claim of retroactive recovery of certain amounts. The Commission ordered that certain surcharge revenues collected by the Company be subject to refund pending final determination of all appeals.

On December 19, 1998, the Kentucky Supreme Court rendered an opinion upholding the constitutionality of the surcharge statute. The decision, however, reversed the ruling of the Court of Appeals on the retroactivity claim, thereby denying recovery of costs associated with pre-1993 environmental projects through the ECR. The court remanded the case to the Commission to determine the proper adjustments to refund amounts collected for such pre-1993 environmental projects. The parties to the proceeding have notified the Commission that they have reached agreement as to the terms, refund amounts, refund procedure and forward application of the ECR. The settlement agreement is subject to Commission approval. The Company recorded a provision for rate refund of $4.5 million in December 1998.

DEMAND SIDE MANAGEMENT. In January 1994, the Company implemented a Commission-approved demand side management (DSM) program that the Company, the Jefferson County Attorney, and representatives of several customer interest groups had filed with the Commission. The program included a rate mechanism that (1) provided the Company concurrent recovery of DSM costs, (2) provided an incentive for implementing DSM programs and (3) allowed the Company to recover revenues from lost sales associated with the DSM program (decoupling). In June 1998, the Company and customer interest groups requested an end to the decoupling rate mechanism. On June 1, 1998, the Company discontinued recording revenues from lost sales due to DSM. Accrued decoupling revenues recorded for periods prior to June 1, 1998, will continue to be collected through the DSM recovery mechanism. On September 23, 1998, the Commission accepted the Company's modified tariff reflecting this proposal effective as of June 1, 1998.

PERFORMANCE-BASED RATEMAKING. Since October 1997, the Company has implemented a Commission-approved, experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. During the first year of the mechanism ended October 31, 1998, the Company recorded $3.6 million for its share of reduced gas costs. The $3.6 million will be billed to customers through the gas supply clause beginning February 1, 1999.

FUEL ADJUSTMENT CLAUSE. The Company has a fuel adjustment clause (FAC) mechanism, which under Kentucky law allows the Company to recover from customers, the actual fuel costs associated with retail electric sales. As of February 12, 1999, the Company received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994 through April 1998. The orders changed the Company's method of assigning fuel costs associated with electric line losses on off-system sales through the FAC. The orders require these amounts to be refunded to customers during the first quarter of 1999 and to include in the FAC calculation the cost of fuel associated with line losses incurred in making off-system sales.

The Kentucky Commission has not issued the Company an order for the review period May 1998 through October 1998, however, following the methods set forth in the previous orders, the Company estimates up to an additional $1.3 million could be refundable to retail electric customers for open review periods through December 1998. Management does not believe final resolution of these proceedings will have a material adverse effect on the Company's financial position or results of operations.

The Kentucky Commission granted the Company's motion to suspend the refund obligation until further direction by the Commission. The Commission advised that the Company may have to pay interest on the refund amounts during the suspension period. The Company is awaiting a Commission response to a motion to revoke the orders, or in the alternative, grant a rehearing.

FUTURE RATE REGULATION. In October 1998, LG&E and KU filed separate, but parallel applications with the Commission for approval of a new method of determining electric rates that provides financial incentives for LG&E and KU to further reduce customers' rates. The filing was made pursuant to the September 1997 Commission order approving the merger of LG&E Energy and KU Energy, wherein the Commission directed LG&E and KU to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The new ratemaking method, known as performance-based ratemaking
(PBR), would include financial incentives for LG&E and KU to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR provides financial penalties and rewards to assure continued high quality service and reliability.

The PBR plan proposed by LG&E and KU consists of five components:

     - The utilities' fuel adjustment clause mechanism will be withdrawn and replaced with a cap that limits recovery of actual changes in fuel cost to changes in a fuel price index for a five-state region. If the utilities outperform the index, benefits will be shared equally between shareholders and customers. If the utilities' fuel costs exceed the index, the difference will be absorbed by LG&E Energy's shareholders.

     - Customers will continue to receive the benefits from the post-merger joint dispatch of power from LG&E's and KU's generating plants.

     - Power plant performance will be measured against the best performance achieved between 1991 and 1997. If the performance exceeds this level, customers will share in up to $10 million annually of benefits from this performance at each of LG&E and KU.

     - The utilities will be encouraged to maintain and improve service quality, reliability, customer satisfaction and safety, which will be measured against six objective benchmarks. The plan provides for annual rewards or penalties to the Company of up to $5 million per year at each of LG&E and KU.

     - The plan provides the utilities with greater flexibility to customize rates and services to meet customer needs. Services will continue to be priced above marginal cost and customers will continue to have the option to elect standard tariff service.

These proposals are subject to approval by the Commission. Approval proceedings commenced in October 1998 and a final decision likely will occur in 1999. Several intervenors are participating in the case. Some have requested that the Commission reduce base rates before implementing PBR. The Company is not able to predict the ultimate outcome of these proceedings, however, should the Commission mandate significant rate reductions at the Company, through the PBR proposal or otherwise, such actions could have a material effect on the Company's financial condition and results of operations.

KENTUCKY PSC ADMINISTRATIVE CASE FOR AFFILIATE TRANSACTIONS. In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices which result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Commission issued draft code of conduct and cost allocation guidelines. In January 1999, the Company, as well as all parties to the proceeding, filed comments on the Commission draft proposals. Initial hearings are scheduled for the first quarter of 1999. Management does not expect the ultimate resolution of this matter to have a material adverse effect on the Company's financial position or results of operations.

NOTE 4 - FINANCIAL INSTRUMENTS


At December 31, 1998, the Company held U.S. Treasury note and bond futures contracts with notional amounts totaling $2.8 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 1999.

As of December 31, 1998, the Company had in effect six interest-rate swap agreements to hedge its exposure to tax exempt rates related to Pollution Control Bonds, Variable Rate Series. The swaps have notional amounts totaling $166 million and mature at various times from 1999 to 2005. The Company pays a weighted-average fixed rate on the swaps of 3.89% and receives a variable rate based on the JJ Kenny Index (in the case of one of the swaps) or the Bond Market Association Municipal Swap Index. The indices averaged 3.48% in 1998.

In April 1998, the Company entered into a forward-starting interest-rate swap with a notional amount of $83.3 million. The swap will hedge anticipated variable-rate borrowing commitments. It will start in August 2000 and mature in November 2020. LG&E will pay a fixed rate of 5.21% and receive a variable rate based on the Bond Market Association Municipal Swap Index. Under certain conditions, the counterparty to the agreement may terminate the swap at no cost after August 2010.

The cost and estimated fair values of the Company's non-trading financial instruments as of December 31, 1998 and 1997 follow (in thousands of $):

                                                            1998                     1997
                                                    ---------------------    ---------------------
                                                                  FAIR                     FAIR
                                                      COST        VALUE         COST       VALUE
                                                      ----        -----         ----       -----
Marketable securities ...........................   $  17,767   $  17,851    $  19,213   $  19,311
Long-term investments -
   Not practicable to estimate fair value .......         748         748          747         747
Preferred stock subject to mandatory redemption .      25,000      26,413       25,000      26,250
Long-term debt ..................................     626,800     648,603      626,800     649,491
U.S. Treasury note and bond futures .............        --           (50)        --           (37)
Interest-rate swaps .............................        --        (7,378)        --          (248)


All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since the Company cannot reasonably estimate fair value.

NOTE 5 - CONCENTRATIONS OF CREDIT AND OTHER RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Company's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 289,000 customers and electricity to approximately 360,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 1998, 77% of total revenue was derived from electric operations and 23% from gas operations.

The Company's operation and maintenance employees are members of the International Brotherhood of Electrical Workers (IBEW) Local 2100 which represents approximately 60% of the Company's workforce. On December 10, 1998, the Company and IBEW employees entered into a three-year collective bargaining agreement following a vote by IBEW members which ratified the contract providing for certain wage and benefit improvements, and opportunities for early retirement.

NOTE 6 - MARKETABLE SECURITIES

The Company's marketable securities have been determined to be "available-for-sale" under the provisions of Statement of Financial Accounting Standards SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Proceeds from sales of available-for-sale securities in 1998 were approximately $18.8 million, which resulted in immaterial realized gains and losses. Proceeds from sales of available-for-sale securities in 1997 were approximately $2.5 million, which resulted in immaterial realized gains and losses, calculated using the specific identification method.

Approximate cost, fair value, and other required information pertaining to the Company's available-for-sale securities by major security type, as of December 31, 1998 and 1997, follow (in thousands of $):

                                                    1998                                   1997
                                         --------------------------------    --------------------------------
                                                      FIXED                               FIXED
                                          EQUITY      INCOME      TOTAL       EQUITY      INCOME      TOTAL
                                          ------      ------      -----       ------      ------      -----
Cost .................................   $  3,798    $ 13,969    $ 17,767    $  3,763    $ 15,450    $ 19,213
Unrealized gains .....................        276          31         307         192          13         205
Unrealized losses ....................        (95)       (128)       (223)        (40)        (67)       (107)
                                         ---------------------------------------------------------------------
Fair values ..........................   $  3,979    $ 13,872    $ 17,851    $  3,915    $ 15,396    $ 19,311
                                         ---------------------------------------------------------------------
                                         ---------------------------------------------------------------------

Fair Values:
   No maturity .......................   $  3,979    $    178    $  4,157    $  3,915    $    114    $  4,029
   Contractual maturities:
     Less than one year ..............       --         8,301       8,301        --         8,795       8,795
     One to five years ...............       --         3,861       3,861        --         5,442       5,442
     Five to ten years ...............       --          --          --          --          --          --
     Over ten years ..................       --         1,532       1,532        --         1,045       1,045
     Not due at a single maturity date       --          --          --          --          --          --
                                         ---------------------------------------------------------------------
Total Fair Values ....................   $  3,979    $ 13,872    $ 17,851    $  3,915    $ 15,396    $ 19,311
                                         ---------------------------------------------------------------------
                                         ---------------------------------------------------------------------

NOTE 7 - PENSION PLANS AND RETIREMENT BENEFITS
The Company sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the three-year period ending December 31, 1998 and a statement of the funded status as of December 31 for each of the last three years (in thousands of $):

                                                         PENSION PLANS                         OTHER BENEFITS
                                              -----------------------------------    -----------------------------------
                                                 1998        1997         1996         1998         1997         1996
                                                 ----        ----         ----         ----         ----         ----
Change in benefit obligations:
   Benefit obligation at beginning of year    $ 274,095    $ 229,349    $ 206,866    $  43,373    $  39,951    $  37,815
   Service cost ...........................       6,333        5,214        4,989          761          746          773
   Interest cost ..........................      19,873       17,629       16,697        2,946        2,942        2,976
   Plan amendments ........................       3,724        3,085       18,694          599         --          4,066
   Curtailment (gain) or loss .............      (2,218)        --           --            344         --           --
   Special termination benefits ...........      18,295         --           --          2,855         --           --
   Benefits paid ..........................     (10,866)      (8,735)      (7,745)      (2,634)      (2,604)      (2,678)
   Actuarial (gain) or loss ...............       2,699       27,553      (10,152)      (3,280)       2,338       (3,001)
                                              ---------------------------------------------------------------------------
   Benefit obligation at end of year ......   $ 311,935    $ 274,095    $ 229,349    $  44,964    $  43,373    $  39,951
                                              ---------------------------------------------------------------------------
                                              ---------------------------------------------------------------------------

Change in plan assets:
   Fair value of plan assets at beginning
   of year ................................   $ 280,238    $ 238,026    $ 207,471    $   4,384    $   2,284    $    --
   Actual return on plan assets ...........      38,913       46,078       31,921          199           80         --
   Employer contributions .................         375        4,869        6,379        3,207        3,696        2,284
   Benefits paid ..........................     (10,866)      (8,735)      (7,745)      (1,728)      (1,676)        --
                                              ---------------------------------------------------------------------------
   Fair value of plan assets at end of year   $ 308,660    $ 280,238    $ 238,026    $   6,062    $   4,384    $   2,284
                                              ---------------------------------------------------------------------------
                                              ---------------------------------------------------------------------------

Reconciliation of funded status:
   Funded status ..........................   $  (3,275)   $   6,143    $   8,677    $ (38,902)   $ (38,989)   $ (37,667)
   Unrecognized actuarial (gain) or loss ..     (72,037)     (61,720)     (65,850)        (285)       2,901          493
   Unrecognized transition (asset) or
   obligation .............................      (8,076)      (9,188)     (10,300)      18,080       20,053       21,390
   Unrecognized prior service costs .......      41,447       43,518       44,141        3,519        3,410        3,738
                                              ---------------------------------------------------------------------------
   Net amount recognized at end of year ...   $ (41,941)   $ (21,247)   $ (23,332)   $ (17,588)   $ (12,625)   $ (12,046)
                                              ---------------------------------------------------------------------------
                                              ---------------------------------------------------------------------------

There are no plan assets in the nonqualified plan due to the nature of the plan.

The following tables provide the amounts recognized in the statement of financial position and information for plans with benefit obligations in excess of plan assets as of December 31, 1998, 1997 and 1996 (in thousands of $):

                                                             PENSION PLANS                         OTHER BENEFITS
                                                   -----------------------------------    -----------------------------------
                                                     1998        1997         1996         1998         1997         1996
                                                     ----        ----         ----         ----         ----         ----
Amounts recognized in balance sheet consist of :
Accrued benefit liability ......................   $(41,977)    $(21,317)    $(23,372)    $(17,588)    $(12,625)    $(12,046)
Intangible asset ...............................         36           70           40         --           --           --
                                                   -------------------------------------------------------------------------
Net amount recognized at end of year ...........   $(41,941)    $(21,247)    $(23,332)    $(17,588)    $(12,625)    $(12,046)
                                                   --------------------------------------------------------------------------
                                                   --------------------------------------------------------------------------

                                                             PENSION PLANS                         OTHER BENEFITS
                                                   -----------------------------------    -----------------------------------
                                                     1998        1997         1996         1998         1997         1996
                                                     ----        ----         ----         ----         ----         ----
Additional year-end information for plans with
benefit obligations in excess of plan assets:
   Projected benefit obligation (1) ............   $148,005    $121,902     $101,260      $ 44,964     $ 43,373     $ 39,951
   Accumulated benefit obligation (2) ..........    131,430       4,179        3,634          --           --           --
   Fair value of plan assets (1) ...............    107,988      99,151       81,848         6,062        4,384        2,284

(1) All years include the Company's non-union plan and unfunded Supplemental Executive Retirement Plans (SERPs).

(2) 1998 includes the Company's non-union plan and SERPs. 1997 and 1996 include SERPs only.

The following table provides the components of net periodic benefit cost for the plans for 1998, 1997 and 1996 (in thousands of $):

                                                             PENSION PLANS                         OTHER BENEFITS
                                                   -----------------------------------    -----------------------------------
                                                     1998        1997         1996         1998         1997         1996
                                                     ----        ----         ----         ----         ----         ----
Components of net periodic benefit cost:
   Service cost ................................   $  6,333    $  5,214    $  4,989    $    761    $    746    $    773
   Interest cost ...............................     19,873      17,629      16,697       2,946       2,942       2,976
   Expected return on plan assets ..............    (23,701)    (19,849)    (17,706)       (296)       (151)       --
   Amortization of prior service cost ..........      3,882       3,708       3,491         367         328         328
   Amortization of transition (asset) or
   obligation ..................................     (1,112)     (1,112)     (1,112)      1,315       1,337       1,337
   Recognized actuarial (gain) or loss..........     (2,248)     (2,866)     (2,047)       --          --          --
                                                   ---------------------------------------------------------------------
   Net periodic benefit cost ...................   $  3,027    $  2,724    $  4,312    $  5,093    $  5,202    $  5,414
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

FAS 88 special charges
   Curtailment (gain)/loss .....................   $ (2,168)   $   --      $   --      $  1,005    $   --      $   --
   Prior service cost recognized ...............      1,914        --          --           124        --          --
   Special termination benefits ................     18,295        --          --         2,855        --          --
                                                   ---------------------------------------------------------------------
   Total FAS 88 charges ........................   $ 18,041    $   --      $   --      $  3,984    $   --      $   --
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

On May 4, 1998, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. During 1998, the Company incurred approximately $18 million in special termination pension benefits as a result of its early retirement program offered to eligible employees post-merger.

The assumptions used in the measurement of the Company's pension benefit obligation are shown in the following table:

                                                               1998               1997               1996
                                                               ----               ----               ----
Weighted-average assumptions as of December 31:
   Discount rate................................              7.00%              7.00%              7.75%
   Expected long-term rate of return on plan assets           8.50%              8.50%              8.50%
   Rate of compensation increase................        3.50%-4.00%         2.00-4.00%         2.00-4.25%

For measurement purposes, a 7% annual increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease each year to 4.25% for 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):

                                                                 1% DECREASE      1% INCREASE
Effect on total of service and interest cost components for 1998    $  122          $  146
Effect on year-end 1998 postretirement benefit obligation ......     1,188           1,971

THRIFT SAVINGS PLANS

The Company has a thrift savings plan under section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. The Company makes contributions to the plan by matching a portion of the employee contributions. The costs were approximately $2.4 million for 1998 and $1.8 million for each of 1997 and 1996.

NOTE 8 - INCOME TAXES

Components of income tax expense are shown in the table below (in thousands of $):

                                                                               1998          1997           1996
                                                                               ----          ----           ----
Included in Operating Expenses:
   Current    - Federal..............................................     $  45,716     $  57,590       $ 33,823
              - State................................................        11,895        14,593          7,685
   Deferred   - Federal-net..........................................         2,276        (4,565)        19,161
              - State-net............................................           678           703          6,587
   Deferred investment tax credit....................................            55           102            409
   Amortization of investment tax credit.............................        (4,313)       (4,342)        (4,406)
                                                                           -------------------------------------

      Total..........................................................        56,307        64,081         63,259
                                                                           -------------------------------------

Included in Other Income and (Deductions):
   Current    - Federal..............................................           660         1,484            196
              - Federal-merger costs.................................        (6,758)            -              -
              - State................................................             6           161            (96)
              - State-merger costs...................................        (1,737)            -              -
   Deferred   - Federal-net..........................................          (165)          292            246
              - State-net............................................           (42)           75             61
                                                                           -------------------------------------

      Total..........................................................        (8,036)        2,012            407
                                                                           -------------------------------------

Total Income Tax Expense.............................................     $  48,271     $  66,093       $ 63,666
                                                                           -------------------------------------
                                                                           -------------------------------------

Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):

                                                           1998       1997
                                                           ----       ----
Deferred Tax Liabilities:
   Depreciation and other plant-related items ........   $323,869   $321,442
   Other liabilities .................................      9,644      6,702
                                                         -------------------
                                                          333,513    328,144
                                                         -------------------
Deferred Tax Assets:
   Investment tax credit .............................     28,876     30,595
   Income taxes due to customers .....................     25,447     26,357
   Pension overfunding ...............................      2,099      7,265
   Accrued expenses not currently deductible and other     22,502     14,076
                                                         -------------------
                                                           78,924     78,293
                                                         -------------------

Net Deferred Income Tax Liability ....................   $254,589   $249,851
                                                         -------------------
                                                         -------------------

A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective income tax rate follows:

                                            1998     1997     1996
                                            ----     ----     ----
Statutory federal income tax rate .......   35.0%    35.0%    35.0%
State income taxes net of federal benefit    5.5      5.7      5.4
Amortization of investment tax credit ...   (3.4)    (2.4)    (2.6)
Nondeductible merger expenses ...........    2.4     --       --
Other differences-net ...................   (1.3)    (1.5)     (.7)
                                            -----------------------

Effective Income Tax Rate ...............   38.2%    36.8%    37.1%
                                            -----------------------
                                            -----------------------

NOTE 9 - OTHER INCOME AND DEDUCTIONS

Other income and deductions consisted of the following at December 31 (in thousands of $):

                                                  1998         1997       1996
                                                  ----         ----       ----
Interest and dividend income ................   $  4,245    $  4,786    $  4,096
Interest on income tax settlement ...........       --         1,446        --
Gain on sale of stock options ...............       --         1,794        --
Gains (losses) on fixed asset disposal ......        530          77         (36)
Donations ...................................       (168)       (147)       (150)
Income taxes and other ......................     (2,111)     (3,679)     (2,990)
Income tax benefit on merger costs to achieve      8,495        --          --
                                                --------------------------------
Total other income and (deductions) .........   $ 10,991    $  4,277    $    920
                                                --------------------------------
                                                --------------------------------

NOTE 10 - FIRST MORTGAGE BONDS AND POLLUTION CONTROL BONDS

Annual requirements for the sinking funds of the Company's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166-2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash. It is the intent of the Company to apply property additions to meet 1999 sinking fund requirements of the First Mortgage Bonds.

The trust indenture securing the First Mortgage Bonds constitutes a direct first mortgage lien upon a substantial portion of all property owned by the Company. The indenture, as supplemented, provides in substance that, under certain specified conditions, portions of retained earnings will not be available for the payment of dividends on common stock. No portion of retained earnings is presently restricted by this provision.

Pollution Control Bonds (Louisville Gas and Electric Company Projects) issued by Jefferson and Trimble Counties, Kentucky, are secured by the assignment of loan payments by the Company to the Counties pursuant to loan agreements, and certain series are further secured by the delivery from time to time of an equal amount of the Company's First Mortgage Bonds, Pollution Control Series. First Mortgage Bonds so delivered are summarized in the Statements of Capitalization. No principal or interest on these First Mortgage Bonds is payable unless default on the loan agreements occurs. The interest rate reflected in the Statements of Capitalization applies to the Pollution Control Bonds.

On June 1, 1998, the Company's First Mortgage Bonds, 6.75% Series of $20 million matured and were retired by the Company.

In November 1997, the Company issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. Interest rates for these bonds were 3.09% and 3.39%, respectively, at December 31, 1998. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control Bonds due February 1, 2019.

The Company's First Mortgage Bonds, 7.5% Series of $20 million is scheduled to mature in 2002, and the $42.6 million, 6% Series is scheduled for maturity in 2003. There are no scheduled maturities of Pollution Control Bonds for the five years subsequent to December 31, 1998. The Company has no cash sinking fund requirements.

NOTE 11 - NOTES PAYABLE

The Company had no notes payable at December 31, 1998, and 1997.

At December 31, 1998, the Company had unused lines of credit of $200 million, for which it pays commitment fees. The credit facility provides for short-term borrowings and support of variable rate Pollution Control Bonds. The credit lines are scheduled to expire in 2001. Management expects to renegotiate these lines when they expire.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM. The Company had commitments in connection with its construction program aggregating approximately $8 million at December 31, 1998. Construction expenditures for the years 1999 and 2000 are estimated to total approximately $384 million.

OPERATING LEASE. The Company leases office space and accounts for all of its office space leases as operating leases. Total lease expense for 1998, 1997, and 1996, less amounts contributed by the parent company, was $1.6 million, $1.8 million, and $1.9 million, respectively. The future minimum annual lease payments under lease agreements for years subsequent to December 31, 1998, are as follows (in thousands of $):

1999   ..........   $ 3,055
2000   ..........     3,321
2001   ..........     3,654
2002   ..........     3,594
2003   ..........     3,507
Thereafter            5,260
                    -------

Total               $22,391
                    -------
                    -------

ENVIRONMENTAL. In September 1998, the U.S. Environmental Protection Agency (USEPA) announced its final regulation requiring significant additional reductions in nitrogen oxide (NOx) emissions to mitigate alleged ozone transport to the Northeast. While each state is free to allocate its assigned NOx reductions among various emissions sectors as it deems appropriate, the regulation may ultimately require utilities to reduce their NOx emissions to
0.15 lb./mmBtu (million British thermal units ) - an 85% reduction from 1990 levels. Under the regulation, each state must incorporate the additional NOx reductions in its State Implementation Plan (SIP) by September 1999 and affected sources must install control measures by May 2003, unless granted extensions. Several states, various labor and industry groups, and individual companies have appealed the final regulation to the U.S. Court of Appeals for the D.C. Circuit. Management is currently unable to determine the outcome or exact impact of this matter until such time as the states identify specific emissions reductions in their SIPs and the courts rule on the various legal challenges to the final rule. However, if the 0.15 lb. target is ultimately imposed, the Company will be required to incur significant capital expenditures and increased operation and maintenance costs for additional controls.

Subject to further study and analysis, the Company estimates that it may incur capital costs in the range of $100 million to $200 million. These costs would generally be incurred beginning in 2000. The Company believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. The Company anticipates that such capital and operating costs are the type of costs that are eligible for cost recovery from customers under its environmental surcharge mechanism and believes that a significant portion of such costs could be so recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of such recovery.

The Company is also addressing other air quality issues. First, the Company is monitoring USEPA's implementation of the revised National Ambient Air Quality Standards (NAAQS) for ozone and particulate matter. Until USEPA completes additional implementation steps, including monitoring and nonattainment designations, management is unable to determine the precise impact of the revised standards. Second, the Company is conducting modeling activities at its Cane Run Station in response to notifications from regulatory agencies that the plant may be the source of potential exceedances of the NAAQS for SO(2). Depending on future regulatory determinations, the Company may be required to undertake corrective action that could include significant capital expenditures or emissions limitations. Third, the Company is working with regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate emissions from its Mill Creek Station. The Company previously settled a number of property damage claims from adjacent residents and completed significant plant modifications as part of its ongoing capital construction program. The Company is currently awaiting a final regulatory determination regarding remedial measures. In management's opinion, resolution of any remaining property damage claims from adjacent residents should not have a material adverse impact on the financial position or results of operations of the Company.

The Company is addressing potential liabilities for the cleanup of properties where hazardous substances may have been released. The Company has identified contamination at certain manufactured gas plant (MGP) sites currently or formerly owned by the Company. The Company is negotiating with state agencies with respect to cleanup of a site owned by the Company. In agreements reached in 1996 and 1998 with the current owners of two sites formerly owned by the Company, the current owners of those sites have expressly agreed to assume responsibility for environmental liabilities in return for an aggregate payment of $400,000. Until conclusion of discussions with state agencies regarding the site currently owned by the Company, management is unable to precisely determine remaining liability for cleanup costs at MGP sites. However, management estimates total cleanup costs to be $3 million. Accordingly, an accrual of $3 million has been recorded in the accompanying financial statements.

The Company, along with other companies, has been identified by USEPA as potentially responsible parties allegedly liable for cleanup of certain off-site disposal facilities under the Comprehensive Environmental Response Compensation and Liability Act. The Company has entered into final settlements for an aggregate of $150,000 resolving liability in these matters.

NOTE 13 - JOINTLY OWNED ELECTRIC UTILITY PLANT

The Company owns a 75% undivided interest in Trimble County Unit 1. Accounting for the 75% portion of the Unit, which the Commission has allowed to be reflected in customer rates, is similar to the Company's accounting for other wholly owned utility plants.

Of the remaining 25% of the Unit, Illinois Municipal Electric Agency (IMEA) owns a 12.12% undivided interest and Indiana Municipal Power Agency (IMPA) owns a 12.88% undivided interest. Each is responsible for their proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

The following data represent shares of the jointly owned property:

                                                                      TRIMBLE COUNTY
                                                          -----------------------------------------
                                                             LG&E       IMPA        IMEA     TOTAL
                                                           -------     -------     ------    ------
Ownership interest ......................................      75%      12.88%     12.12%     100%
Mw capacity .............................................  371.25       63.75      60         495


NOTE 14 - SEGMENTS OF BUSINESS AND RELATED INFORMATION

Effective December 31, 1998, the Company adopted Statements of Financial Accounting Standards No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The Company is a regulated public utility engaged in the generation, transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas. Financial data for business segments, follow (in thousands of $):


1998                                                                 ELECTRIC            GAS          TOTAL
                                                                  -------------     -----------    -----------
Operating revenues........................................        $   658,511(a)    $   191,545    $   850,056
Depreciation and amortization.............................             79,866            13,312         93,178
Interest income...........................................              3,566               679          4,245
Interest expense..........................................             30,389             5,933         36,322
Merger costs to achieve...................................             32,072                 -         32,072
Income taxes..............................................             56,401               (94)        56,307
Net income................................................             75,368             2,752         78,120
Total assets..............................................          1,727,463           377,174      2,104,637
Construction expenditures.................................            105,836            32,509        138,345

1997                                                                 ELECTRIC               GAS          TOTAL
                                                                     --------               ---          -----

Operating revenues........................................        $   614,532       $   231,011    $   845,543
Depreciation and amortization.............................             79,958            13,062         93,020
Interest income...........................................              5,279               953          6,232
Interest expense..........................................             33,349             5,841         39,190
Income taxes..............................................             59,415             4,666         64,081
Net income................................................            108,236             5,037        113,273
Total assets..............................................          1,677,278           378,363      2,055,641
Construction expenditures.................................             81,713            29,180        110,893

1996                                                                 ELECTRIC               GAS          TOTAL
                                                                     --------               ---          -----

Operating revenues........................................        $   606,696       $   214,419    $   821,115
Depreciation and amortization.............................             76,929            12,073         89,002
Interest income...........................................              3,520               576          4,096
Interest expense..........................................             34,566             5,676         40,242
Income taxes..............................................             58,448             4,811         63,259
Net income................................................            100,119             7,822        107,941
Total assets..............................................          1,673,857           332,855      2,006,712
Construction expenditures.................................             79,541            28,338        107,879

 (a) Net of provision for rate refund, $4.5 million.

NOTE 15 - SELECTED QUARTERLY DATA (UNAUDITED)

Selected financial data for the four quarters of 1998 and 1997 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.

                                                                         QUARTERS ENDED
                                          --------------------------------------------------------------------
                                            MARCH               JUNE             SEPTEMBER           DECEMBER
                                          ---------          ----------         ----------         -----------
                                                                   (Thousands of $)
1998
Operating Revenues..................      $233,344            $201,389            $229,885           $185,438
Net Operating Income................        32,326              33,629              53,420              16,148
Net Income..........................        23,399                  21              44,861               9,839
Net Income (Loss) Available for
    Common Stock....................        22,276              (1,122)             43,726               8,672

1997
Operating Revenues..................      $ 225,399           $ 180,276           $208,435           $ 231,433
Net Operating Income................         32,895              30,422             46,562              38,307
Net Income..........................         23,967              21,487             37,223              30,596
Net Income Available for
    Common Stock....................         22,840              20,326             36,077              29,445

                            REPORT OF MANAGEMENT

The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information included in this Annual Report. These statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

The Company's financial statements have been audited by Arthur Andersen LLP, independent public accountants. Management has made available to Arthur Andersen LLP all the Company's financial records and related data as well as the minutes of shareholders' and directors' meetings. Management has established and maintains a system of internal controls that provides reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by the Company's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal auditors. These recommendations for the year ended December 31, 1998, did not identify any material weaknesses in the design and operation of the Company's internal control structure.

The Audit Committee of the Board of Directors is composed entirely of outside directors. In carrying out its oversight role for the financial reporting and internal controls of the Company, the Audit Committee meets regularly with the Company's independent public accountants, internal auditors and management. The Audit Committee reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Audit Committee also approves the annual internal auditing program and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Audit Committee at any time.

Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information.

                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Louisville Gas and Electric Company:

We have audited the accompanying balance sheets and statements of capitalization of Louisville Gas and Electric Company (a Kentucky corporation and a wholly-owned subsidiary of LG&E Energy Corp.) as of December 31, 1998 and 1997, and the related statements of income, retained earnings, cash flows and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisville Gas and Electric Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended
December 31, 1998, in conformity with generally accepted accounting principles.


                                                   /s/ Arthur Andersen LLP
                                                   ------------------------
Louisville, Kentucky                                   Arthur Andersen LLP
January 27, 1999 (Except with respect
to the matter discussed in the eighth
and ninth paragraphs of Note 3, as to
which the date is February 12, 1999)



                              ---------------------------

                       LOUISVILLE GAS AND ELECTRIC COMPANY

                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis by management focuses on those factors that had a material effect on the Company's financial results of operations and financial condition during 1998, 1997, and 1996 and should be read in connection with the financial statements and notes thereto.

Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include: general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies; and other factors described from time to time in Louisville Gas and Electric Company's reports to the Securities and Exchange Commission, and Exhibit No. 99.01 to LG&E Energy Corp's report on Form 8-K filed October 21, 1998.

MERGER

Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy Corp. (LG&E Energy) and KU Energy Corporation (KU Energy) merged, with LG&E Energy as the surviving corporation. The outstanding preferred stock of Louisville Gas and Electric Company (LG&E or the Company), a subsidiary of LG&E Energy, was not affected by the merger. See Note 2 of Notes to Financial Statements.

RESULTS OF OPERATIONS

Net Income

The Company's net income decreased $35.2 million for 1998, as compared to 1997, primarily due to non-recurring charges for merger-related expenses and the Environmental Cost Recovery refund of $23.6 million and $2.7 million, after tax, respectively. Excluding these non-recurring charges, net income decreased $8.9 million. This decrease is mainly due to higher operating expenses at the electric generating stations and lower gas sales, partially offset by increased electric sales.

Net income increased $5.3 million for 1997 over 1996. This improvement was mainly due to increased sales of electricity to wholesale customers, a lower level of maintenance expenses and increased investment and interest income. These items were partially offset by reduced gas sales volumes due to warmer winter weather and a write-off of certain expenses deferred in prior periods.

Revenues

A comparison of operating revenues for the years 1998 and 1997, excluding the $4.5 million provision recorded for refund of environmental costs previously recovered from customers (ECR refund), with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):

                                               INCREASE (DECREASE) FROM PRIOR PERIOD
                                           --------------------------------------------
                                               ELECTRIC REVENUES        GAS REVENUES
                                           ---------------------   --------------------
         CAUSE                                1998        1997        1998      1997
         -----                             ---------   ---------   ---------  ---------
Sales to Ultimate Consumers:
   Fuel and gas supply adjustments, etc    $  3,750    $ (2,155)   $ (4,393)   $ 27,192
   Merger surcredit ....................     (3,466)       --          --          --
   Demand side management/decoupling ...     (6,299)      8,041        (369)      4,348
   Environmental cost recovery surcharge       (260)        448        --          --
   Variation in sales volumes ..........     27,051      (4,810)    (42,418)    (14,891)
                                           ---------------------   --------------------
     Total retail sales ................     20,776       1,524     (47,180)     16,649
Wholesale sales ........................     28,398       3,088       8,720        --
Gas transportation-net .................       --          --           (71)        147
Other ..................................       (695)      3,224        (935)       (204)
                                           ---------------------   --------------------

     Total .............................   $ 48,479    $  7,836    $(39,466)   $ 16,592
                                           ---------------------   --------------------
                                           ---------------------   --------------------

Electric retail sales increased primarily due to the warmer weather experienced in 1998 as compared to 1997. Wholesale sales increased due to larger amounts of power available for off-system sales, an increase in the unit price of the sales and sales to Kentucky Utilities of $11.6 million due to economic dispatch following the merger in May 1998 of LG&E Energy Corp. and KU Energy. Gas retail sales decreased from 1997 due to the warmer weather in 1998. Gas wholesale sales increased to $8.7 million in 1998 from zero in 1997 due to the implementation of LG&E's gas performance-based ratemaking mechanism. See Note 3 of Notes to Financial Statements.

Electric revenues increased in 1997 due to a slightly higher level of wholesale sales and other revenues. Gas revenues increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause, partially offset by decreased gas sales due mainly to warmer weather.

Expenses

Fuel for electric generation and gas supply expenses comprise a large component of the Company's total operating costs. The Company's electric and gas rates contain a fuel adjustment clause (FAC) and a gas supply clause, respectively, whereby increases or decreases in the cost of fuel and gas supply are reflected in the Company's rates, subject to approval by the Public Service Commission of Kentucky (Kentucky Commission or Commission).

Fuel for electric generation increased $5.2 million (3.5%) in 1998 because of higher cost of coal burned ($6.6 million), partially offset by a decrease in generation ($1.4 million). Fuel expenses incurred in 1997 were approximately the same as in 1996. The average delivered cost per ton of coal purchased was $22.38 in 1998, $21.66 in 1997, and $21.73 in 1996.

Power purchased expense increased $32.9 million in 1998 to support the increase in electric sales and increased purchases from Kentucky Utilities of $16 million as a result of economic dispatch following the merger of the two companies in May 1998. Power purchased expense increased $.6 million (4%) in 1997 due to an increase in the amount of purchased power needed to support native load requirements.

Gas supply expenses decreased $33 million (21%) in 1998 primarily due to a decrease in the volume of gas delivered to the distribution system. Gas supply expenses for 1997 increased $18.4 million (13%) because of the higher cost of net gas supply ($29.3 million), partially offset by a decrease in the volume of gas delivered to the distribution system ($10.9 million). The average unit cost per thousand cubic feet (Mcf) of purchased gas was $3.05 in 1998 and $3.46 in each of 1997 and 1996.

Other operation expenses increased $12.8 million (8.5%) over 1997 because of increased costs to operate the electric generating plants ($6.6 million), increased administrative costs ($2.2 million), and amortization of deferred merger costs ($1.8 million). Other operation expenses increased $7.4 million (5%) in 1997 primarily because of increased costs to operate the electric generating plants ($5.1 million) and a write-off of certain previously deferred items ($3.2 million). Items written off include expenses associated with the hydro-electric plant and a management audit fee. Even though the Company believes it could have reasonably expected to recover these costs in future rate proceedings, it decided not to seek recovery and expensed these costs because of increasing competitive pressures in the industry.

Maintenance expenses increased $5.2 million (11%) in 1998 as compared to 1997 primarily because of an increase in scheduled outages and general repairs at the electric generating plants ($2.2 million) and an increase in storm damage expenses ($1.4 million). Maintenance expenses decreased $7.2 million (13%) in 1997 from 1996 due to decreased repairs at the electric generating plants resulting from fewer scheduled outages ($5 million) and a lower level of storm damage repairs ($1.8 million).

Depreciation and amortization for 1998 were approximately the same as in 1997. Depreciation and amortization increased $4 million (4.5%) in 1997 because of additional utility plant in service. In addition, 1997 reflects the accelerated write-off of losses on early retirements of facilities.

Variations in income tax expenses are largely attributable to changes in pre-tax income.

The Company incurred a pre-tax charge in the second quarter of 1998 for costs associated with the merger of LG&E Energy and KU Energy of $32.1 million. The corresponding tax benefit of $8.5 million is recorded in other income and (deductions). The amount charged is in excess of the amount permitted to be deferred as a regulatory asset by the Kentucky Public Service Commission. See
Note 2 of Notes to Financial Statements.

Other income for 1997 increased by $3.4 million primarily because of the recording in 1997 of interest income due to a favorable tax settlement and the sale of stock options which the Company had acquired in a commercial transaction. See Note 9 of Notes to Financial Statements.

Interest charges for 1998 decreased $2.9 million (7%) due to the retirement of the Company's 6.75% Series First Mortgage Bonds and lower interest rates. Interest charges for 1997 decreased $1.1 million (3%) due to favorable refinancing activities in 1996. The embedded cost of long-term debt was 5.57% at December 31, 1998, and 5.68% at December 31, 1997. See Note 10 of Notes to Financial Statements.

The rate of inflation may have a significant impact on the Company's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

LIQUIDITY AND CAPITAL RESOURCES

The Company's need for capital funds is largely related to the construction of plant and equipment necessary to meet the needs of electric and gas utility customers and protection of the environment.

Construction Expenditures

New construction expenditures for 1998 were $138 million compared with $111 million for 1997 and $108 million for 1996.

Past Financing Activities

During 1998, 1997 and 1996, the Company's primary source of capital was internally generated funds from operating cash flows. Internally generated funds provided financing for 100% of the Company's construction expenditures for 1998, 1997 and 1996.

The Company's combined cash and marketable securities balance decreased by $20 million in 1998 and increased $9 million in 1997. The decrease for 1998 reflects retirement of a $20 million first mortgage bond. In 1997, the increase reflects cash flows from operations, partially offset by construction expenditures and dividends paid.

Variations in accounts receivable and accounts payable are not generally significant indicators of the Company's liquidity, as such variations are primarily attributable to fluctuations in weather in the Company's service territory, which has a direct effect on sales of electricity and natural gas.

On June 1, 1998, the Company's First Mortgage Bonds, 6.75% Series of $20 million matured and were retired by the Company. The bonds were redeemed with available funds.

In November 1997, the Company issued $35 million of Jefferson County, Kentucky and $35 million of Trimble County, Kentucky, Pollution Control Bonds, Flexible Rate Series, due November 1, 2027. The interest rates for these bonds were 3.09% and 3.39%, respectively, at December 31, 1998. The proceeds from these bonds were used to redeem the outstanding 7.75% Series of Jefferson County, Kentucky and Trimble County, Kentucky, Pollution Control
Bonds due February 1, 2019.

Future Capital Requirements

Future financing requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. The Company estimates construction expenditures will total $384 million for 1999 and 2000. This estimate includes capital expenditures associated with installation of low nitrogen oxide burner systems as described in "Environmental Matters."

In July 1998, following LG&E Energy's decision to discontinue its merchant energy trading and sales business, Standard & Poor's (S&P) downgraded the credit ratings of LG&E Energy and its subsidiaries while Moody's and Duff & Phelps (D&P) kept LG&E Energy and its subsidiaries at their prior ratings.

The Company's current debt ratings are:

                                          MOODY'S           S&P          D&P
                                         --------------------------------------
First mortgage bonds                       Aa2               A+           AA
Unsecured debt                             Aa3               A            AA-
Preferred stock                            aa3               A-           AA-

These ratings reflect the views of Moody's, S&P and D&P. An explanation of the significance of these ratings may be obtained from them. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Future Sources of Financing

Internally generated funds from operations and new debt are expected to fund substantially all anticipated construction expenditures in 1999 and 2000.

At December 31, 1998, the Company had unused lines of credit of $200 million for which it pays commitment fees. These credit facilities provide for short-term borrowing and are scheduled to expire in 2001. Management expects to renegotiate them when they expire.

To the extent permanent financings are needed in 1999 and 2000, the Company expects that it will have ready access to the securities markets to raise needed funds.

Market Risks

The Company is exposed to market risks from changes in interest rates and commodity prices. To mitigate changes in cash flows attributable to these exposures, the Company has entered into various derivative financial instruments. Derivative positions are monitored using techniques that include market value and sensitivity analysis.

Interest Rate Sensitivity

The Company has certain variable rate Pollution Control Bonds outstanding. At December 31, 1998, the potential change in interest expense associated with a 1% change in base interest rates of the Company's unswapped debt is estimated at $.8 million.

Interest rate swaps are used to hedge the Company's underlying variable rate debt obligations. These swaps hedge specific debt issuance and consistent with management's designation are accorded hedge accounting treatment.

The Company has entered into swaps to reduce the impact of interest rate changes on its Pollution Control Bonds. The swap agreements involve the exchange of floating-rate interest payments for fixed interest payments over the life of the agreements. As of December 31, 1998, 67% of the outstanding variable interest rate borrowings were converted to fixed interest rates through swaps. The potential loss in fair value from these positions resulting from a hypothetical 1% adverse movement in base interest rates is estimated at $3.5 million as of December 31, 1998. See Note 4 of Notes to Financial Statements.

In April 1998, the Company entered into a forward starting swap agreement.
The forward swap involves the exchange of floating-rate interest payments for fixed interest payments over the life of the agreement. The forward swap was entered into to hedge the Company's exposure to interest rates for the anticipated call of its Trimble County, Kentucky, Pollution Control Bonds, 7-5/8% Series, due November 1, 2020. The potential loss in fair value from this position resulting from a hypothetical 10% change in the yield curve is estimated at $7.5 million as of December 31, 1998. See Note 4 of Notes to Financial Statements.

Commodity Price Sensitivity

The Company has limited exposure to market volatility in prices of fuel or electricity, as long as cost-based regulations exist. To mitigate residual risks relative to the movements in fuel or in electricity prices, the Company has entered into primarily fixed-priced contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1998, exposure from these activities was not material to the financial statements of the Company.

Year 2000 Computer Software Issue

The Company uses various software, systems and technology that may be affected by the "Year 2000 Issue." This concerns the ability of electronic processing equipment (including microprocessors embedded in other equipment) to properly process the millennium change to the year 2000 and related issues. A failure to timely correct any such processing problems could result in material operational and financial risks if significant systems either cease to function or produce erroneous data. Such risks are more fully described in the sections that follow, but could include an inability to operate its generating plants, disruptions in the operation of transmission and distribution systems and an inability to access interconnections with the systems of neighboring utilities.

The Company began its project regarding the Year 2000 issue in 1996. The Board of Directors has approved the general Year 2000 plan and receives regular updates. In addition, monthly reporting procedures have been established at senior management levels. Since 1996, a single-purpose Year 2000 team has been established in the Information Technology (IT) Department. This team, which is headed by an officer of the Company, is responsible for planning, implementing, and documenting the Company's Year 2000 process. The team also provides direct and detailed assistance to the Company's operational divisions and smaller units, where identified personnel are responsible for Year 2000 work and remediation in their specific areas. In many cases, the Company also uses the services of third parties, including technical consultants, vendor representatives and auditors.

The Company's Year 2000 effort generally follows a three-phase process:

     Phase I - inventory and identify potential Year 2000 issues, determine solutions;

     Phase II - survey vendors regarding their Year 2000 readiness, determine solutions to deal with possible vendor non-compliance, develop work plans regarding Company and vendors non-compliance issues; and

     Phase III - implementation, testing, certification, contingency planning.

The Company has long recognized the complexity of the Year 2000 issue. Work has progressed concurrently on (a) replacing or modifying IT systems, including mainframes, client-server, PCs and software applications, (b) replacing or modifying non-IT systems, including embedded systems such as mechanical control units and (c) evaluating the readiness of key third parties, including customers, suppliers, business partners and neighboring utilities.

State of Readiness

As of January 1999, the Company has substantially completed the internal inventory, vendor survey and compliance assessment portions (Phases I and II) of its Year 2000 plan for critical mainframe and PC hardware and software. Remediation efforts (Phase III) in these areas are approximately 65% complete. With respect to embedded systems, the Company has also substantially completed its Phase I and Phase II efforts. Phase III remediation efforts are also in progress for embedded systems. Testing has commenced and will continue as remediation efforts are implemented and are expected to run until July 1999.

As a general matter, corrective action for major IT systems, including customer information and financial systems, are in process or have been completed. For smaller or more isolated systems, including embedded and plant operational systems, the Company has completed much of the evaluative process and is commencing corrective plans. The Company has communicated with its key suppliers, customers and business partners regarding their Year 2000 progress, particularly in the IT software and embedded component areas, to determine the areas in which the Company's operations are vulnerable to those parties' failure to complete their remediation efforts. The Company is currently evaluating and, in certain cases, initiating follow-up actions regarding the responses from these parties. The Company regularly attends and participates in trade group efforts focusing on Year 2000 issues in the energy industry.

Costs of Year 2000 Issues

The Company's system modification costs related to the Year 2000 issue are being expensed as incurred, while new system installations are generally being capitalized pursuant to generally accepted accounting principles. See
Note 1 of Notes to Financial Statements. Through December 1998, the Company has incurred approximately $16 million in capital and operating costs in connection with the Year 2000 issue. Based upon studies and projections to date, the Company expects to spend an additional $4.6 million to complete its Year 2000 efforts.

It should be noted that these figures include total hardware, software, embedded systems and consulting costs. In many cases, these costs include system replacements which were already contemplated or which provided additional benefits or efficiencies beyond the Year 2000 aspect. Additionally, many costs are not incremental costs but constitute redeployment of existing IT and other resources. These costs represent management's current estimates; however, there can be no assurance that actual costs associated with the Company's Year 2000 issues will not be higher.

Risks of Year 2000 Issues

As described above, the Company has made significant progress in the implementation of its Year 2000 plan. Based upon the information currently known regarding its internal operations and assuming successful and timely completion of its remediation plan, the Company does not anticipate material business disruptions from its internal systems due to the Year 2000 issue. However, the Company may possibly experience limited interruptions to some aspects of its activities, whether IT, generation, transmission or distribution, operational, administrative functions or otherwise, and the Company is considering such potential occurrences in planning for the most reasonably likely worst-case scenarios.

Additionally, risk exists regarding the non-compliance of third parties with key business or operational importance to the Company. Year 2000 problems affecting key customers, interconnected utilities, fuel suppliers and transporters, telecommunications providers or financial institutions could result in lost power or gas sales, reduced power production or transmission capabilities or internal operational or administrative difficulties on the part of the Company. The Company is not presently aware of any such situations; however, severe occurrences of this type could have material adverse impacts upon the business, operating results or financial condition of the Company. There can be no assurance that the Company will be able to identify and correct all aspects of the Year 2000 problem among these third parties that affect it in sufficient time, that it will develop adequate contingency plans or that the costs of achieving Year 2000 readiness will not be material.

Contingency planning is under way for material areas of Year 2000 risk. This effort will address certain areas, including the most reasonably likely worst-case scenarios and delays in completion in the Company's remediation plans, failure or incomplete remediation results and failure of key third parties to be Year 2000 compliant. Contingency plans will include provisions for extra staffing, back-up communications, review of unit dispatch and load shedding procedures, carrying of additional energy reserves and manual energy accounting procedures. Completion of contingency plan formation is scheduled for June 1999.

Forward-Looking Statements

The foregoing discussion regarding the timing, effectiveness, implementation and cost of the Company's Year 2000 efforts, contains forward-looking statements, which are based on management's best estimates and assumptions. These forward-looking statements involve inherent risks and uncertainties, and actual results could differ materially from those contemplated by such statements. Factors that might cause material differences include, but are not limited to, the availability of key Year 2000 personnel, the Company's ability to locate and correct all relevant computer codes, the readiness of third parties and the Company's ability to respond to unforeseen Year 2000 complications and other factors described from time to time in the Company's reports to the Securities and Exchange Commission, and Exhibit 99.01 to LG&E Energy Corp.'s Form 8-K filed October 21, 1998. Such material differences could result in, among other things, business disruption, operational problems, financial loss, legal liability and similar risks.

Rates and Regulation

The Company is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, its accounting is subject to Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION (SFAS No. 71). Given the Company's competitive position in the market and the status of regulation in the state of Kentucky, the Company has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of Notes to Financial Statements.

Since May 1995, the Company implemented an environmental cost recovery (ECR) surcharge to recover certain environmental compliance costs. Such costs include compliance with the 1990 Clean Air Act, as amended, and other environmental regulations, including those applicable to coal combustion wastes and related by-products. The ECR mechanism was authorized by state statute in 1992 and was first approved by the Kentucky Commission in a Kentucky Utility case in July 1994.

The Commission's order approving the surcharge in the KU case and the constitutionality of the surcharge were challenged by certain intervenors, including the Attorney General of Kentucky, in Franklin Circuit Court. Decisions of the Circuit Court and the Kentucky Court of Appeals in July 1995 and December 1997, respectively, have upheld the constitutionality of the ECR statute but differed on a claim of retroactive recovery of certain amounts. The Commission ordered that certain surcharge revenues collected by the Company be subject to refund pending final determination of all appeals.

On December 19, 1998, the Kentucky Supreme Court rendered an opinion upholding the constitutionality of the surcharge statute. The decision, however, reversed the ruling of the Court of Appeals on the retroactivity claim, thereby denying recovery of costs associated with pre-1993 environmental projects through the ECR. The court remanded the case to the Commission to determine the proper adjustments to refund amounts collected for such pre-1993 environmental projects. The parties to the proceeding have notified the Commission that they have reached agreement as to the terms, refund amounts, refund procedures and forward application of the ECR. The settlement agreement is subject to Commission approval. The Company recorded a provision for rate refund of $4.5 million in December 1998.

In January 1994, the Company implemented a Commission-approved demand side management (DSM) program that the Company, the Jefferson County Attorney, and representatives of several customer interest groups had filed with the Commission. The program included a rate mechanism that (1) provided the Company concurrent recovery of DSM costs, (2) provided an incentive for implementing DSM programs and (3) allowed the Company to recover revenues from lost sales associated with the DSM program (decoupling). In June 1998, the Company and customer interest groups requested an end to the decoupling rate mechanism. On June 1, 1998, the Company discontinued recording revenues from lost sales due to DSM. Accrued decoupling revenues recorded for periods prior to June 1, 1998, will continue to be collected through the DSM recovery mechanism. On September 23, 1998, the Commission accepted the Company's modified tariff reflecting this proposal effective as of June 1, 1998.

In October 1998, LG&E and KU filed separate, but parallel applications with the Commission for approval of a new method of determining electric rates that provides financial incentives for LG&E and KU to further reduce customers' rates. The filing was made pursuant to the September 1997 Commission order approving the merger of LG&E Energy and KU Energy, wherein the Commission directed LG&E and KU to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The new ratemaking method, known as performance-based ratemaking (PBR), would include financial incentives for LG&E and KU to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR provides financial penalties and rewards to assure continued high quality service and reliability.

The PBR plan proposed by LG&E and KU consists of five components:

    o The utilities' fuel adjustment clause mechanism will be withdrawn and replaced with a cap that limits recovery of actual changes in fuel cost to changes in a fuel price index for a five-state region. If the utilities outperform the index, benefits will be shared equally between shareholders and customers. If the utilities' fuel costs exceed the index, the difference will be absorbed by LG&E Energy shareholders.

    o Customers will continue to receive the benefits from the post-merger joint dispatch of power from LG&E's and KU's generating plants.

    o Power plant performance will be measured against the best performance achieved between 1991 and 1997. If the performance exceeds this level, customers will share in up to $10 million annually of benefits from this performance at each of LG&E and KU.

    o The utilities will be encouraged to maintain and improve service quality, reliability, customer satisfaction and safety, which will be measured against six objective benchmarks. The plan provides for annual rewards or penalties to the Company of up to $5 million per year at each of LG&E and KU.

    o The plan provides the utilities with greater flexibility to customize rates and services to meet customer needs. Services will continue to be priced above marginal cost and customers will continue to have the option to elect standard tariff service.

These proposals are subject to approval by the Commission. Approval proceedings commenced in October 1998 and a final decision likely will occur in 1999. Several intervenors are participating in the case. Some have requested that the Commission reduce base rates before implementing PBR. The Company is not able to predict the ultimate outcome of these proceedings, however, should the Commission mandate significant rate reductions, through the PBR proposal or otherwise, such actions could have a material effect on the Company's financial condition and results of operations.

Since October 1997, the Company has implemented a Commission-approved, experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. During the first year of the mechanism ended
October 31, 1998, the Company recorded $3.6 million for its share of reduced gas costs. The $3.6 million will be billed to customers through the gas supply clause beginning February 1, 1999.

In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices which result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Commission issued draft code of conduct and cost allocation guidelines. In January 1999, the Company, as well as all parties to the proceeding, filed comments on the Commission draft proposals. Initial hearings are scheduled for the first quarter of 1999. Management does not expect the ultimate resolution of this matter to have a material adverse effect on the Company's financial position or results of operations.

On February 12, 1999, the Company received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC. The Company estimates up to an additional $1.3 million could be refundable to retail electric customers through future Kentucky Commission orders. See Note 3 of Notes to Financial Statements.

The Kentucky Commission granted the Company's motion to suspend the refund obligation until further direction by the Commission. The Commission advised that the Company may have to pay interest on the refund amounts during the suspension period. The Company is awaiting a Commission response to a motion to revoke the orders, or in the alternative, grant a rehearing.

Environmental Matters

The Clean Air Act Amendments of 1990 (the Act) imposed stringent new sulfur dioxide (S02) emission limits. The Company is currently in compliance with the Phase II S02 emission limits required by the year 2000, as it had previously installed scrubbers on all of its coal-fired generating units. The Company met the nitrogen oxide (NOx) emission reduction requirements of the Act through installation of low-NOx burner systems. The Company's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. The Company will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

In September 1998, the U.S. Environmental Protection Agency announced its final regulation requiring significant additional reductions in NOx emissions to mitigate alleged ozone transport to the Northeast. While each state is free to allocate its assigned NOx reductions among various emissions sectors as it deems appropriate, the regulation may ultimately require utilities to reduce their NOx emissions to 0.15 lb./mmBtu (million British thermal units) - an 85% reduction from 1990 levels. Under the regulation, each state must incorporate the additional NOx reductions in its State Implementation Plan (SIP) by September 1999 and affected sources must install control measures by May 2003, unless granted extensions. Several states, various labor and industry groups, and individual companies have appealed the final regulation to the U.S. Court of Appeals for the D.C. Circuit. Management is currently unable to determine the outcome or exact impact of this matter until such time as the states identify specific emissions reductions in their SIPs and the courts rule on the various legal challenges to the final rule. However, if the 0.15 lb. target is ultimately imposed, the Company will be required to incur significant capital expenditures and increased operation and maintenance costs for additional controls.

Subject to further study and analysis, the Company estimates that it may incur capital costs in the range of $100 million to $200 million. These costs would generally be incurred beginning in 2000. The Company believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. The Company anticipates that such capital and operating costs are the type of costs that are eligible for cost recovery from customers under its environmental surcharge mechanism and believes that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of such recovery.

See Note 12 of Notes to Financial Statements for a complete discussion of the Company's environmental issues concerning manufactured gas plant sites and certain other environmental issues.

FUTURE OUTLOOK

Competition and Customer Choice

LG&E Energy has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E Energy has taken many steps to prepare for the expected increase in competition in its regulated and non-utility energy services businesses, including support for performance-based ratemaking structures; aggressive cost reduction activities; strategic acquisitions, dispositions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. LG&E Energy continues to be active in the national debate surrounding the restructuring of the energy industry and the move toward a competitive, market-based environment. LG&E Energy has urged Congress to set a specific date for a complete transition to a competitive market, one that will quickly and efficiently bring the benefits associated with customer choice. LG&E Energy has previously advocated the implementation of this transition by January 1, 2001, and now recommends that adoption of federal legislation specifying a date certain and appropriate transition regulations implementing deregulation.

In December 1997, the Kentucky Commission issued a set of principles which are intended to serve as its guide in consideration of issues relating to industry restructuring. Among the issues addressed by these principles are: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct. During 1998, the Kentucky Commission and a task force of the Kentucky General Assembly have each initiated proceedings, including meetings with representatives of utilities, consumers, state agencies and other groups in Kentucky, to discuss the possible structure and effects of energy industry restructuring in Kentucky. The purpose of the task force is to make recommendations to the Kentucky General Assembly for possible legislative action during its 2000 session.

However, at the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of the ultimate legislative or regulatory actions regarding industry restructuring and their impact on the Company, which may be significant, cannot currently be predicted.

[LGE ENERGY LOGO]

                           -------------------------
                                ADMISSION TICKET

                      LOUISVILLE GAS AND ELECTRIC COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

                           Wednesday, April 21, 1999
                                10:00 a.m., EDT
                                Bomhard Theater
                          Kentucky Center for the Arts
                              501 West Main Street
                              Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

THE BOTTOM PORTION OF THIS FORM IS THE PROXY CARD. Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box, SIGN and DATE the proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH PROPOSAL

1.         ELECTION OF DIRECTORS                    / /        I plan to attend the Annual Meeting,
           / / For    / / Withheld                             and I will bring guest(s).
           For, except vote withheld from
           the following nominee(s):
           ------------------------------

           Terms expiring in:

           2002: MIRA S. BALL    ANNE H. MCNAMARA
                ROGER W. HALE  FRANK V. RAMSEY,
           JR.
                DAVID B. LEWIS
           2001: CAROL M. GATTON
           LEE T. TODD, JR.
           2000: WILLIAM L. ROUSE, JR.
                CHARLES L. SHEARER

2.         APPROVAL OF ARTHUR ANDERSEN LLP          ------------------------------------------
           AS INDEPENDENT AUDITORS
                                                                         SIGNATURE

           / / For  / / Against  / / Abstain        ------------------------------------------
                                                                        DATE

1.         PREFERRED
           [LGE ENERGY LOGO]
                                                 PROXY
2.         ------------------------------------------
           SIGNATURE
           SIGNATURE(S)   SHOULD  CORRESPOND   TO  THE
           NAME(S)  APPEARING   IN  THIS   PROXY.   IF
           EXECUTOR,  TRUSTEE,  GUARDIAN,  ETC. PLEASE
           INDICATE.

                                        Complimentary parking will be  available
                                        at  the Riverfront PARC garage off Sixth
                                        Street. Please  visit  the  registration
                                        table   at  the  annual  meeting  for  a
                       [MAP] parking voucher, which you should submit with your parking ticket to the attendant upon leaving.

      TRIANGLE  DETACH HERE  TRIANGLE      TRIANGLE  DETACH HERE  TRIANGLE

                      LOUISVILLE GAS AND ELECTRIC COMPANY

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- APRIL 21, 1999

    Roger W. Hale, Victor A. Staffieri and John R. McCall are hereby appointed as proxies, with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof, at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on April 21, 1999, and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

    Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.